UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Diebold, Incorporated
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

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5995 Mayfair Road
P. O. Box 3077 • North Canton, Ohio 44720-8077
March 13, 2013
Dear Shareholder:
The 2013 Annual Meeting of Shareholders of Diebold, Incorporated will be held at the Sheraton Suites, 1989 Front Street, Cuyahoga Falls, Ohio 44221, on Thursday, April 25, 2013 at 11:30 a.m. EDT.
As described in the accompanying Notice and Proxy Statement, at the Annual Meeting, you will be asked to (1) elect ten directors, (2) ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2013, and (3) approve, on an advisory basis, our named executive officer compensation.
Diebold is pleased to continue to take advantage of the Securities and Exchange Commission rules allowing us to furnish proxy materials to shareholders on the Internet. We believe that these rules provide you with proxy materials more quickly and reduce the environmental impact of our Annual Meeting. Accordingly, Diebold is mailing to shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access and review our 2013 Proxy Statement and Annual Report for the year ended December 31, 2012, and to vote online or by telephone. If you would like to receive a paper copy of our proxy materials, please follow the instructions for requesting these materials on the Notice of Internet Availability of Proxy Materials.
All holders of record of Diebold common shares as of February 25, 2013 are entitled to vote at the 2013 Annual Meeting. You may vote online at www.proxyvote.com. If you received a paper copy of the proxy card by mail, you may also vote by signing, dating and mailing the proxy card promptly in the return envelope or by calling a toll-free number.
If you are planning to attend the meeting, directions to the meeting location are included on the back page. If you are unable to attend the meeting, you may listen to a replay that will be available on Diebold’s web site at http://www.diebold.com. The replay may be accessed on Diebold’s web site soon after the meeting and shall remain available for up to three months.
We look forward to seeing those of you who will be attending the meeting.
Sincerely,

HENRY D.G. WALLACE Executive Chairman of the Board
Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Shareholders to be held on April 25, 2013.
This proxy statement, along with our Annual Report for the year ended December 31, 2012, are available free of charge at www.proxyvote.com (you will need to reference the 12-digit control number found on your proxy card or Notice of Internet Availability of Proxy Materials in order to vote).

5995 Mayfair Road
P.O. Box 3077 • North Canton, Ohio 44720-8077
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
April 25, 2013
11:30 a.m. EDT
Dear Shareholder,
The Annual Meeting of Shareholders of Diebold, Incorporated will be held at the Sheraton Suites, 1989 Front Street, Cuyahoga Falls, Ohio 44221, on April 25, 2013 at 11:30 a.m. EDT, for the following purposes:

1.	To elect ten directors;

2.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year 2013; and

3.	To approve, on an advisory basis, our named executive officer compensation.
Your attention is directed to the attached proxy statement, which fully describes these items.
Any action on the items of business described above may be considered at the Annual Meeting at the time and on the date specified above or at any time and date to which the Annual Meeting may be properly adjourned or postponed.
Holders of record of Diebold common shares at the close of business on February 25, 2013 will be entitled to vote at the Annual Meeting.
The enclosed proxy card is solicited, and the persons named therein have been designated, by Diebold’s Board of Directors.

By Order of the Board of Directors

Chad F. Hesse
Vice President, General Counsel and Secretary
March 13, 2013
(approximate mailing date)
You are requested to cooperate in assuring a quorum by voting online at www.proxyvote.com or, if you received a paper copy of the proxy materials, by filling in, signing and dating the enclosed proxy and promptly mailing it in the return envelope.

DIEBOLD, INCORPORATED
5995 Mayfair Road
P.O. Box 3077 • North Canton, Ohio 44720-8077

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS, APRIL 25, 2013
General Information
This proxy statement is furnished to shareholders of Diebold, Incorporated in connection with the solicitation by the Board of Directors of proxies to be used at our 2013 Annual Meeting of Shareholders, and any postponements or adjournments of the meeting.
These proxy materials are being sent to our shareholders on or about March 13, 2013.
Questions and Answers

Q:	When and where is the Annual Meeting?

A:	The 2013 Annual Meeting will be held at the Sheraton Suites, 1989 Front Street, Cuyahoga Falls, Ohio 44221, on April 25, 2013, at 11:30 a.m. EDT.

Q:	What items will be voted on at the Annual Meeting?

A:	At the Annual Meeting, you are being asked to:

• Elect ten directors;

• Ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2013; and

• Approve, on an advisory basis, our named executive officer compensation.

If a permissible proposal other than the listed proposals is presented at the Annual Meeting, your proxy gives authority to the individuals named in the proxy to vote on any such proposal in accordance with their best judgment. We have not received notice of other matters that may be properly presented at the Annual Meeting.

Q:	Who is entitled to vote at the Annual Meeting?

A:
Our record date for the 2013 Annual Meeting is February 25, 2013. Each shareholder of record of our common shares as of the close of business on February 25, 2013 is entitled to one vote for each common share held. As of the record date, there were 63,340,496 common shares outstanding and entitled to vote at the Annual Meeting.

Q:	How do I vote?

A:	If you were a shareholder on the record date and you held shares in your own name, you have three ways to vote and submit your proxy before the Annual Meeting:

• By mail – You may vote by completing, signing and returning the proxy card that you will receive in the mail;

• By Internet – We encourage you to vote and submit your proxy online at www.proxyvote.com. Even if you request and receive a paper copy of the proxy materials, you may vote online by going to www.proxyvote.com and entering your control number, which is a 12 digit number located in a box on your proxy card that you will receive in the mail; or

• By telephone – You may vote and submit your proxy by calling 1-800-690-6903 and providing your control number, which is a 12-digit number located in a box on your proxy card that you will receive in the mail.

If you complete and submit a proxy card, the persons named as proxies on your proxy card, which we refer to as the Proxy Committee, will vote the shares represented by your proxy in accordance with your instructions. If you submit your proxy card but do not indicate your voting preferences, the Proxy Committee will vote according to the recommendation of the Board.

Q:	How does the Board recommend I vote?

A:	The Board recommends a vote:

• FOR each of our ten nominees for director;

• FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2013; and

• FOR the approval of our named executive officer compensation.

Q:	Can I change my vote after I have voted?

A:	You may change your vote at any time before your proxy is voted at the Annual Meeting by:

• Revoking your proxy by sending written notice or submitting a later dated, signed proxy before the Annual Meeting to our Secretary at the company’s address above;

• Submitting a later dated, signed proxy before the start of the Annual Meeting;

• If you have voted by the Internet or by telephone, you may vote again over the Internet or by telephone by 11:59 p.m. EDT on April 24, 2013; or

• Attending the Annual Meeting, withdrawing your earlier proxy and voting in person.

Q:	What is cumulative voting and how can I cumulate my votes for the election of directors?

A:
In cumulative voting, each shareholder may cast a number of votes equal to the number of shares owned multiplied by the number of directors to be elected, and that number of the votes may be cast all for one director-nominee only or distributed among the director-nominees.

In order to cumulate votes for the election of a director, a shareholder must give written notice to our Executive Chairman, any Vice President or our Secretary no later than 9:59 a.m. EDT on April 23, 2013 that the shareholder desires that the voting for the election of directors be cumulative, and if an announcement of such notice is made upon convening the Annual Meeting by the Chairman or Secretary of the meeting, or by or on behalf of the shareholder giving the notice, each shareholder will have cumulative voting.

We have received written notice from a shareholder that it desires that cumulative voting be in effect for the election of directors. Accordingly, unless contrary instructions are received on the enclosed proxy, it is presently intended that all votes represented by properly executed proxies will be divided evenly among the director-nominees. However, if voting in such manner would not be effective to elect all such director-nominees, votes will be cumulated at the discretion of the Proxy Committee so as to maximize the number of such director-nominees elected.

Q:	How many votes are required to adopt each proposal?

A:
For Proposal 1, the director-nominees receiving the greatest number of votes will be elected, subject to our Majority Voting Policy described below. For each of Proposals 2 and 3, the affirmative vote of the holders of a majority of the votes cast, whether in person or by proxy, is required for approval. The results of the voting at the meeting will be tabulated by the inspectors of election appointed for the Annual Meeting.

Q:	What is the Majority Voting Policy?

A:
Votes withheld with respect to the election of directors will not be counted in determining the outcome of that vote. However, our Board of Directors has adopted a policy that any director-nominee that is elected but receives a greater number of votes withheld from his or her election than votes in favor of election is expected to tender his or her resignation following certification of the shareholder vote, as described in greater detail below under “Majority Voting Policy.”

Q:	What is a “broker non-vote?”

A:
If your shares are held in the name of a brokerage firm, your shares may be voted even if you do not provide the brokerage firm with voting instructions. Brokerage firms have the authority under the New York Stock Exchange, or NYSE, rules to vote shares for which their customers do not provide voting instructions on certain “routine” matters. When a proposal is not a routine matter under NYSE rules and the brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm cannot vote the shares on that proposal. This is referred to as a “broker non-vote.”

Proposal 2, the ratification of KPMG LLP as our independent registered public accounting firm for the year 2013, is the only routine matter for which the brokerage firm who holds your shares can vote your shares on these proposals without your instructions. Accordingly, there should be no broker non-votes with respect to Proposal 2. Broker non-votes will have no effect on the outcome of Proposal 3.

Q:	How many shares must be present to constitute a quorum and conduct the Annual Meeting?

A:
A quorum is necessary to hold the Annual Meeting. A majority of the outstanding shares present or represented by proxy constitutes a quorum for the purpose of adopting a proposal at the Annual Meeting. If you are present and vote in person at the Annual Meeting, or vote on the Internet, by telephone or by submitting a properly executed proxy card, you will be considered part of the quorum. Broker non-votes will not be part of the voting power present, but will be counted to determine whether or not a quorum is present.

Q:	What happens if I abstain?

A:
A share voted “abstain” with respect to any proposal is considered as present and entitled to vote with respect to the proposal, but is not considered a vote cast with respect to the proposal. Accordingly, for Proposal 1, abstentions will have no effect on the election of directors, except in regards to the Majority Voting Policy described above. For Proposals 2 and 3, abstentions will not be counted for determining the outcome of these proposals.

Q:	Why did I receive a one-page notice in the mail regarding Internet availability of proxy materials instead of a full set of proxy materials?

A:
Under rules adopted by the Securities and Exchange Commission, or SEC, we have elected to provide access to our proxy materials on the Internet. Accordingly, we are sending you a Notice of Internet Availability of Proxy Materials. The instructions found in the notice explain that all shareholders will have the ability to access the proxy materials on www.proxyvote.com or request to receive a printed copy of the proxy materials. You may also request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. Diebold encourages you to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of our Annual Meeting.

Q:	What shares are included on my proxy card or Notice of Internet Availability of Proxy Materials?

A:
The number of shares printed on your proxy card(s) represents all your shares under a particular registration. Receipt of more than one proxy card or Notice of Internet Availability of Proxy Materials means that certain of your shares are registered differently and are in more than one account. If you receive more than one proxy card, sign and return all your proxy cards to ensure that all your shares are voted. If you receive more than one Notice, reference the distinct 12-digit control number on each Notice when voting by Internet.

CORPORATE GOVERNANCE

Board Leadership Structure
We currently separate the permanent roles of our Chief Executive Officer, or CEO, and our Chairman of the Board; however, in the past, we have combined them. The Board initially separated the roles in 2005 to allow our CEO at the time to concentrate on re-aligning our business priorities and running our business operations as we transitioned to new leadership. We currently intend to keep these roles separate. However, as disclosed in our Current Report on Form 8-K filed on January 24, 2013, Thomas W. Swidarski, our former CEO, stepped down from that position and from the Board effective January 19, 2013. In addition, John N. Lauer, our prior Chairman of the Board, is retiring from the Board effective as of the 2013 Annual Meeting. To provide for essential executive management of the company until a permanent CEO is appointed, and to allow for effective transition of the Chairman position prior to the 2013 Annual Meeting, the Board nominated and appointed Henry D.G. Wallace to temporarily serve as Executive Chairman of the Board, effective January 19, 2013.
Upon the appointment of a permanent CEO, Mr. Wallace will become our non-executive Chairman of the Board, in addition to his other Board committee appointments. Also following the appointment of a permanent CEO, the Board intends to maintain separation of the permanent CEO and Chairman roles at least through 2015. Otherwise, the Board does not have a specific policy with respect to separating versus combining these roles, or whether the Chairman should be an employee or non-employee director. As such, the Board, primarily under the guidance of the Board Governance Committee, will continue to periodically review our leadership structure to determine whether to maintain this separation after 2015 in light of applicable corporate governance standards, market practices, our specific circumstances and needs, and any other factors that may be relevant to the analysis.

Board Meetings and Executive Sessions
During 2012, the Board held five meetings. Except for Mr. Soin, all of our current directors attended 75% or more of the aggregate of all meetings of the Board and the Board committees on which they served during 2012. Mr. Soin joined the Board at the April 2012 Annual Meeting of Shareholders, and of the three 2012 Board and committee meetings that took place following his appointment, he missed one due to a previously scheduled conflict.
In accordance with the NYSE’s corporate governance standards, our independent directors regularly meet in executive session without management present, generally following each regularly-scheduled Board meeting. In addition, on occasion our independent directors will meet in executive session prior to the start of a Board meeting. Our Chairman of the Board during 2012, John N. Lauer, was an independent director and presided over executive sessions. Mr. Lauer was unable to attend one Board meeting, in December 2012, and delegated his Chairman responsibilities and oversight obligations for that Board meeting to Henry D.G. Wallace, who, at the time, was also an independent director.

Board Risk Oversight
The Board and the Board committees collectively have an active role in overseeing management of the company’s risks, and in helping the company establish an appropriate risk tolerance. The Board oversees the company’s risk strategy and effectiveness; however, management is responsible for identifying risks inherent in our business, as well as implementing and supervising day-to-day risk management. Accordingly, the Board and the appropriate committees receive regular reports from our senior management on areas of material risk to us, including operational, financial, strategic, compliance, competitive, reputational, legal and regulatory risks. The Board also meets with senior management, at least annually, for a two-day strategic planning session and discussion of the key risks inherent in our short- and long-term strategies at the development stage. Senior management then provides the Board with periodic updates throughout the year with respect to these strategic initiatives and the impact of these key risks.
In addition, each Board committee is responsible for evaluating certain risks within its area of responsibility and overseeing the management of such risks. The entire Board of Directors is then informed about such risks and management’s response to each one through regular committee reports delivered by the committee chairs. Below is a summary of the risk oversight roles of each committee:

Board Governance Committee Risk Oversight
As reported in our proxy statement for our 2012 Annual Meeting of Shareholders, the Board and management created the Diebold Risk Council, or DRC, in 2011 in order to better align our efforts of identifying, assessing, managing and monitoring enterprise-wide risks, and to better coordinate our risk management decisions, practices, policies and activities across the company. In 2012, the Board Governance Committee assumed the primary oversight responsibility for enterprise risk management generally, including oversight of the DRC. The DRC receives regular reports from the other management committees, as noted under “Other Risk Oversight” below, and provides for regular and consistent communications among our senior management and the Board, primarily through the Board Governance Committee.
In addition, the Board Governance Committee manages risks associated with the independence of our Board, corporate governance and potential conflicts of interest.
Audit Committee Risk Oversight
Our Audit Committee regularly reviews our financial statements, internal controls over financial reporting (among other areas), as well as the effectiveness of our internal controls and the status of any efforts that may be required to remediate internal control deficiencies identified by management or our independent auditors. In evaluating the effectiveness of our internal controls, the Audit Committee relies on the advice and counsel of our independent auditors to identify risks that arise during their regular reviews of our financial statements, and reports to the Board following each regularly scheduled Audit Committee meeting. The Audit Committee also has primary responsibility for the initial review of any credible ethics complaints disclosed pursuant to our Code of Business Ethics, discussed further in “Code of Business Ethics” below.
Compensation Committee Risk Oversight
Our Compensation Committee regularly reviews our executive compensation policies and practices, and employee benefits, and the risks associated with each. At the request of our Compensation Committee, management also reviews and evaluates our compensation policies and practices applicable to all employees that may create risks for our company. This evaluation includes reviews by members of our human resources, legal, finance and internal audit departments. The Compensation Committee also engages its independent compensation consultant to conduct a comprehensive risk assessment of our executive compensation policies and practices, discussed in detail below under “Compensation Discussion and Analysis,” and the results of these reviews and assessments are presented to the Compensation Committee for its review and final assessment. As a result, we have determined that our compensation policies and practices do not create risk that is reasonably likely to have a material adverse effect on the company.
As described in more detail below under “Compensation Discussion and Analysis,” our Compensation Committee has developed an executive compensation philosophy that does not encourage unnecessary or excessive risk taking. Executives’ base salaries are fixed in amount, bonuses are capped and tied to corporate performance, and a large portion of executives’ compensation is provided in the form of long-term equity awards, the value of which are ultimately tied to the price of our common shares, all of which help to align executives’ interests with our shareholders.

Other Risk Oversight
Our Investment Committee oversees the management of risks associated with our credit, liquidity, investments and related strategies.
In addition, we have numerous management committees tasked in part with reviewing risks and potential risks related to their respective day-to-day functional areas. These management committees meet regularly and report their results to the full Board of Directors or applicable committee.
We also have robust internal dialog amongst our operations, finance, treasury, tax, legal and internal audit departments, among others, whenever a potential risk arises. These discussions are escalated to our CEO, CFO, Chief Operating Officer, Chief Compliance Officer, General Counsel, Chief Human Resources Officer, Chief Innovation Officer, or Vice President, Internal Audit, as appropriate, with open lines of communication among them, the various management committees described above, the various committees of the Board and the entire Board.
We believe that the Board’s approach and continued evaluation of its risk oversight, as described above, optimizes its ability to assess the various risks, make informed cost-benefit decisions, and approach emerging risks in a proactive manner for Diebold. We also believe that our Board leadership structure complements our risk management structure because it allows our independent directors to exercise effective oversight of the actions of management in identifying risks and implementing effective risk management policies and controls.

Board Committees and Composition
The Board’s current standing committees are the Audit Committee, Board Governance Committee, Compensation Committee and Investment Committee. In addition, in 2010, the Board formed a Special Committee to oversee the Board’s legal representative in connection with our previously disclosed global Foreign Corrupt Practices Act, or FCPA, review. In January 2013, following Mr. Swidarski’s departure, the Board also formed a CEO Search Committee to identify and evaluate potential CEO candidates. Below is a summary of our committee structure and membership information:

Audit Committee	Board Governance Committee	Compensation Committee	Investment Committee	Special Committee	CEO Search Committee
Patrick W. Allender[1] (Financial Expert)	Chairperson	Member				
Bruce L. Byrnes	Member	Member				
Mei-Wei Cheng[2]	Member	Member				
Phillip R. Cox			Chairperson	Member	Member	Member
Richard L. Crandall			Member	Member		Chairperson
Gale S. Fitzgerald		Chairperson	Member		Member	
Phillip K. Lassiter[3]	Member	Member				
John N. Lauer[4]		Member	Member			
Rajesh K. Soin[5]			Member			Member
Henry D. G. Wallace[6] (Financial Expert)				Member	Chairperson	
Alan J. Weber (Financial Expert)	Member			Chairperson	Member	

Chairperson   Member   Financial Expert

_______________________________________________________

[1]
Mr. Allender moved off of the Compensation Committee, and on to the Audit and Board Governance Committees, effective as of April 26, 2012. In addition, he assumed the Chair of our Audit Committee upon Mr. Wallace’s appointment as our Executive Chairman of the Board, effective as of January 19, 2013.

[2]	Mr. Cheng is not standing for reelection at the 2013 Annual Meeting.

[3]	Mr. Lassiter retired from the Board effective as of the April 2012 Annual Meeting of Shareholders.

[4]	Mr. Lauer will be retiring from the Board and not standing for reelection at the 2013 Annual Meeting.

[5]	Mr. Soin was elected to the Board at the 2012 Annual Meeting of Shareholders and appointed to the Compensation Committee effective as of April 26, 2012.

[6]
In 2012, Mr. Wallace served as Chair of our Audit Committee, but stepped down from that position and from the Audit Committee effective January 19, 2013, when he was appointed Executive Chairman of the Board.

Audit Committee
This committee is a separately-designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, or the Exchange Act, and its functions are described below under “Report of Audit Committee.” The committee’s current charter is available on our web site at http://www.diebold.com.
The current members of the Audit Committee are Patrick W. Allender, Chair (effective as of January 19, 2013), Bruce L. Byrnes, Mei-Wei Cheng, and Alan J. Weber, all of whom are independent. In addition, the Board has determined that Messrs. Allender and Weber are audit committee financial experts. During 2012, Mr. Wallace served as Chair of the Audit Committee, but effective as of January 19, 2013, when he was appointed Executive Chairman of the Board, he stepped down as Chair and as a member of the Audit Committee. This committee met in person or telephonically eight times during 2012, and had informal communications between themselves and management, as well as with our independent auditors, at various other times during the year.
Board Governance Committee
This committee’s functions include reviewing the qualifications of potential director candidates and making recommendations to the Board to fill vacancies or consider the appropriate size of the Board. This committee makes recommendations regarding corporate governance principles, the composition of the Board committees, and the directors’ compensation for their services on the Board and on Board committees. This committee also leads the Board’s annual self-assessment, and oversees director orientation and education, as described in “Director Orientation and Education” below. Finally, as noted in “Board Risk Oversight” above, in 2012 this committee assumed the primary oversight of enterprise risk management generally and of the DRC. The committee’s current charter is available on our web site at http://www.diebold.com.
The current members of the Board Governance Committee are Gale S. Fitzgerald, Chair, Patrick W. Allender, Bruce L. Byrnes, Mei-Wei Cheng, and John N. Lauer, all of whom are independent. This committee met in person or telephonically six times during 2012.

Compensation Committee
This committee administers our executive pay program. The committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee or, in the case of non-officers, to the CEO or the Chief Human Resources Officer. The role of the committee is to oversee our equity plans (including reviewing and approving equity grants to executive officers) and to annually review and approve all pay decisions relating to executive officers. This committee also assesses achievement of corporate and individual goals, as applicable, by the executive officers under our short- (annual) and long-term incentive plans, and makes recommendations to the Board for approval of such achievement. This committee reviews the management succession plan and proposed changes to any of our benefit plans, such as retirement plans, deferred compensation plans and 401(k) plans. For a narrative description of the committee’s processes and procedures for the consideration of executive officer compensation, and for further discussion on the independence of the committee members, see “Compensation Discussion and Analysis” below. The committee’s current charter is available on our web site at http://www.diebold.com.
The current members of the Compensation Committee are Phillip R. Cox, Chair, Richard L. Crandall, Gale S. Fitzgerald, John N. Lauer, and Rajesh K. Soin, all of whom are independent. This committee met in person or telephonically five times during 2012.

Investment Committee
This committee’s functions include establishing the investment policies, including asset allocation, for our cash, short-term securities and retirement plan assets, overseeing the management of those assets, ratifying fund managers recommended by management and reviewing at least annually the investment performance of our retirement plans and 401(k) plans to assure adequate and competitive returns. The committee’s current charter is available on our web site at http://www.diebold.com.
The current members of the Investment Committee are Alan J. Weber, Chair, Phillip R. Cox, Richard L. Crandall and Henry D. G. Wallace. This committee met once in 2012.

Special Committee
This committee’s functions are to oversee the Board’s legal representative in connection with our previously disclosed global FCPA review. The committee has the authority to retain independent counsel, and may conduct any interviews with officers, employees and/or directors of the company and access all information of the company or our subsidiaries that it believes will assist in its activities.
The current members of the Special Committee are Henry D. G. Wallace, Chair, Phillip R. Cox, Gale S. Fitzgerald and Alan J. Weber. This committee met in person or telephonically five times in 2012.

CEO Search Committee
This Committee was formed immediately following Mr. Swidarski’s departure from the company in January 2013 in order to begin the process of hiring a permanent CEO. This committee’s functions include identifying and evaluating potential CEO candidates, and ultimately advising the Board on its recommendations for hiring a CEO. This committee is also responsible for preparing a development plan for George S. Mayes, Jr., as a result of his appointment as Executive Vice President and Chief Operating Officer in January 2013, and his management team.
The members of this committee are Richard L. Crandall, Chair, Phillip R. Cox and Rajesh K. Soin.
Director Independence
The Board determined that each of Patrick W. Allender, Bruce L. Byrnes, Mei-Wei Cheng, Phillip R. Cox, Richard L. Crandall, Gale S. Fitzgerald, John N. Lauer, Rajesh K. Soin and Alan J. Weber, which includes each of the members of the Audit Committee, the Board Governance Committee and the Compensation Committee, has no material relationship with Diebold (either directly or as a partner, shareholder or officer of an organization that has a relationship with us) and is independent within our director independence standards, which reflect the NYSE director independence standards as currently in effect.
In making this determination with respect to Mr. Crandall, the Board determined that the provision of our printing services related to our proxy statement provided by R.R. Donnelley & Sons Company, the board of directors of which Mr. Crandall is a member, did not create a material relationship or impair the independence of Mr. Crandall because he serves only as a board member, and the nature of the services provided and the fees paid by Diebold for such services were less than $25,000 in 2012.
Further, in making this determination with respect to Mr. Weber, the Board determined that the provision of our proxy processing, mailing and tabulation services by Broadridge Financial Solutions, Inc., the board of directors of which Mr. Weber is a member, did not create a material relationship or impair the independence of Mr. Weber because he serves only as a board member, and the nature of the services provided and the fees paid by Diebold for such services were less than $90,000 in 2012.
Under our director independence standards, a director will be determined not to be independent under the following circumstances:

•	The director is, or has been within the last three years, an employee of ours, or an immediate family member is, or has been within the last three years, an executive officer of ours;

•
The director has received, or has an immediate family member who has received, during any 12-month period within the last three years, more than $120,000 in direct compensation from us, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•
The director has been affiliated with or employed by, or any of his or her immediate family members has been affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the company during the last three years;

•
The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of our present executive officers at the same time serves or served on that company’s compensation committee;

•
The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, us for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or two percent of such other company’s consolidated gross revenues;

•	The director has engaged in a transaction with us for which we have been or will be required to make a disclosure under Item 404(a) of Regulation S-K promulgated by the SEC; or

•	The director has any other material relationship with us, either directly or as a partner, shareholder or officer of an organization that has a relationship with us.
Thomas W. Swidarski, who was a member of our Board in 2012, did not meet these independence standards because he was our President and CEO, and our employee, through January 19, 2013. Further, Mr. Wallace does not currently meet these standards as our current Executive Chairman of the Board, effective January 19, 2013; however, Mr. Wallace will regain his independent status and become a non-executive director once we hire a permanent CEO.
Our director independence standards are available on our web site at http://www.diebold.com.

Related Person Transaction Policy
Pursuant to our director independence standards, discussed above, and our Corporate Governance Guidelines, discussed below in “Board Diversity, Director Qualifications and Corporate Governance Guidelines,” we do not engage in transactions with non-employee directors or their affiliates if a transaction would cause an independent director to no longer be deemed independent, would present the appearance of a conflict of interest or is otherwise prohibited by law, rule or regulation. This includes, directly or indirectly, any extension, maintenance or renewal of an extension of credit to any of our directors.
This prohibition also includes significant business dealings with directors or their affiliates, charitable contributions that would require disclosure in our proxy statement under the rules of the NYSE, and consulting contracts with, or other indirect forms of compensation to, a director. Any waiver of this policy may be made only by the Board and must be promptly disclosed to our shareholders.
Both the director independence standards and our Corporate Governance Guidelines are available on our website at www.diebold.com.
In 2012, we did not engage in any related person transaction(s) requiring disclosure under Item 404 of Regulation S-K.

Communications with Directors
Shareholders and interested parties may communicate with our committee chairs or with our non-employee directors as a group, by sending an email to:

•	Audit Committee – auditchair@diebold.com

•	Board Governance Committee – bdgovchair@diebold.com

•	Compensation Committee – compchair@diebold.com

•	Directors – nonmanagementdirectors@diebold.com
Communications may also be directed in writing to such person or group at Diebold, Incorporated, Attention: Secretary, 5995 Mayfair Road, P.O. Box 3077, North Canton, Ohio 44720-8077. The Board has approved a process for handling communications received by the company and addressed to non-employee members of the Board. Under that process, the Secretary will review all such communications and determine whether communications require immediate attention. The Secretary will forward communications, or a summary of communications, to the appropriate director or directors.
A majority of the independent directors of the Board approved this process for determining which communications are forwarded to various members of the Board.

Code of Business Ethics

All of our directors, executive officers and employees are required to comply with certain policies and protocols concerning business ethics and conduct. Effective November 21, 2012, we implemented a new Code of Business Ethics, or the Code, which replaced our prior Business Ethics Policy, as reflected in our Current Report on Form 8-K filed on November 28, 2012. The new Code was implemented as part of our ongoing mission to improve and expand our ethics and compliance culture by tying our core values to the ethical principles that must guide our business decisions. Our Code provides clear information on the resources available for directors, executive officers and employees to ask questions and report unethical behavior.

Our Code applies not only to the company, but also to all of our domestic and international affiliates and subsidiaries. The Code describes certain responsibilities that our directors, executive officers and employees have to Diebold, to each other and to our global partners and communities. It covers many topics, including compliance with laws, conflicts of interest, intellectual property and the protection of competitive and confidential information, as well as maintaining a respectful and non-retaliatory workplace. The Code also includes and links to our Conflicts of Interest Policy, which further details the requirements for our officers, directors and employees to avoid and disclose potential conflicts, including those that may result from related-party transactions. In addition, our employees are required to report any conduct that they believe in good faith to be a violation of our Code. Our Audit Committee has procedures to receive, retain and treat complaints received regarding accounting, internal financial controls or auditing matters, and to allow for the confidential and anonymous submission of concerns regarding questionable practices or potential violations of our policies, including our Code.

The Code of Business Ethics is available on our web site at http://www.diebold.com.

Compensation Committee Interlocks and Insider Participation
The members of the Compensation Committee during the year ended December 31, 2012 were Phillip R. Cox, Chair, Patrick W. Allender (through April 25, 2012), Richard L. Crandall, Gale S. Fitzgerald, John N. Lauer, and Rajesh K. Soin, who was appointed to the Committee following his election to the Board at our 2012 Annual Meeting of Shareholders. No member of the Compensation Committee is or has been an executive officer of the company, and no member of the Compensation Committee had any relationships requiring disclosure by the company under the SEC’s rules requiring disclosure of certain relationships and related person transactions. No officer or employee of the company served as a director or member of a compensation committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a director of the company or member of our Compensation Committee during 2012.

Director Orientation and Education
All new directors participate in a director orientation program. The Board Governance Committee oversees this introduction and orientation process where the new director meets with key senior management personnel and takes a tour of the company to thoroughly understand our business. In addition, the orientation process educates the new director on our strategic plans, significant financial matters, core values, including ethics and compliance programs, corporate governance practices, and other key policies and practices.

COMPENSATION OF DIRECTORS
The following director compensation is determined by the Board at the recommendation of the Board Governance Committee. With respect to non-employee directors, it is the company’s goal to provide directors with fair and competitive compensation, while ensuring that their compensation is closely aligned with stockholder interests and with the performance of the company.
During 2012, our non-employee directors received an annual retainer of $65,000 for their service as directors, and our Chairman of the Board received an additional retainer of $7,500 per month. In addition to their annual retainers, our non-employee directors also received the following annual committee fees for their participation as members or as Chairs of one or more Board committees:

	Member	Chair
Audit Committee	$11,000	$15,000
Compensation Committee	$7,000	$12,000
Board Governance Committee	$5,000	$8,000
Investment Committee	$3,000	$5,000
Additionally, members of the Special Committee also received $1,500 for each Special Committee meeting held and the Chair of the Special Committee received a $10,000 annual retainer in addition to the per meeting fee.
The varying fee amounts are intended to reflect differing levels of responsibility, meeting requirements and fiduciary duties. The fees for a director who joins or leaves the Board or assumes additional responsibilities during the year are pro-rated for his or her period of actual service.
A director may elect to defer receipt of all or a portion of his or her cash compensation pursuant to the Deferred Compensation Plan No. 2 for Directors.
In addition to cash compensation, each non-employee director may also receive equity awards under our Amended and Restated 1991 Equity and Performance Incentive Plan, which we refer to as the 1991 Plan. The aim of the Board is to provide a balanced mix of cash and equity compensation to our directors, which mix targets the directors’ total pay at the median of a peer group of companies in similar industries and of comparable size and revenue. This peer group is the same one used by our Compensation Committee for benchmarking executive compensation, which is discussed in more detail below in “Peer Companies and Competitive Market Data” under “Compensation Discussion and Analysis.”
Prior to 2007, our non-employee directors received stock option awards under the 1991 Plan. Those stock options that vested prior to December 31, 2005 are entitled to reload rights, under which an optionee can elect to pay the exercise price using previously owned shares and receive a new option at the then-current market price for a number of shares equal to those surrendered. The reload feature is only available, however, if the optionee agrees to defer receipt of the balance of the option shares for at least two years.
Beginning in 2007, our non-employee directors were awarded deferred common shares instead of stock options. The deferred shares vest one year from the date of grant, but receipt is deferred until the latest of (1) three years from the date of grant, (2) retirement from the Board or (3) attainment of the age of 65. We believe deferred shares strengthen the directors’ ties to shareholder interests by providing awards that more effectively build stock ownership and ensure that the directors’ long-term economic interests are aligned with those of other shareholders.
In 2012, each non-employee director was awarded 2,850 deferred common shares.
The following table details the cash retainers and fees received by our non-employee directors during 2012, as well as the aggregate grant date fair value of stock grants awarded during 2012 pursuant to our 1991 Plan:

2012 Director Compensation

Name	Fees Earned or Paid in Cash[1] ($)	Stock Awards[2] ($)	All Other Compensation[3] ($)	Total ($)
Patrick W. Allender	77,999	115,539	5,971	199,509
Bruce L. Byrnes	81,000	115,539	9,163	205,702
Mei-Wei Cheng	81,000	115,539	13,153	209,692
Phillip R. Cox	87,500	115,539	17,371	220,410
Richard L. Crandall	75,000	115,539	17,371	207,910
Gale S. Fitzgerald	87,500	115,539	17,371	220,410
Phillip B. Lassiter[4]	27,001	—	12,882	39,883
John N. Lauer	167,000	115,539	19,765	302,304
Rajesh K. Soin	48,000	115,539	2,437	165,976
Henry D. G. Wallace	100,500	115,539	19,765	235,804
Alan J. Weber	88,500	115,539	17,371	221,410
________________________________

[1]
This column reports the amount of cash compensation earned in 2012 for Board and committee service, including Board retainer amounts discussed above and the following committee fees earned in 2012 (partial amounts reflect pro-rated fees based on time of actual Committee service during 2012):

Name	Audit Committee ($)	Board Governance Committee ($)	Compensation Committee ($)	Investment Committee ($)	Special Committee ($)
Patrick W. Allender	7,333	3,333	2,333	—	—
Bruce L. Byrnes	11,000	5,000	—	—	—
Mei-Wei Cheng	11,000	5,000	—	—	—
Phillip R. Cox	—	—	12,000	3,000	7,500
Richard L. Crandall	—	—	7,000	3,000	—
Gale S. Fitzgerald	—	8,000	7,000	—	7,500
Phillip B. Lassiter	3,667	1,667	—	—	—
John N. Lauer	—	5,000	7,000	—	—
Rajesh K. Soin	—	—	4,667	—	—
Henry D. G. Wallace	15,000	—	—	3,000	17,500
Alan J. Weber	11,000	—	—	5,000	7,500

[2]
This column represents the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, Topic 718 for deferred shares granted to our non-employee directors in 2012, as further described above. Each director received 2,850 deferred shares as of April 26, 2012, with a closing price of our common shares on that date of $40.54. The actual value a director may realize will depend on the stock price on the date the deferral period ends. As of December 31, 2012, the aggregate number of deferred shares held by our current directors was: Mr. Allender, 5,950; Mr. Byrnes, 8,750; Mr. Cheng, 12,250; Mr. Cox, 15,950; Mr. Crandall, 15,950; Ms. Fitzgerald, 15,950; Mr. Lauer, 18,050; Mr. Soin, 2,850; Mr. Wallace, 18,050; and Mr. Weber, 15,950. In addition, as of December 31, 2012, the aggregate number of common shares issuable pursuant to options outstanding held by current directors was: Mr. Cox, 9,000; Mr. Crandall, 17,500; Ms. Fitzgerald, 17,500; Mr. Lassiter, 17,500; Mr. Lauer, 16,500; Mr. Wallace, 17,500; and Mr. Weber, 9,000.

[3]	This column represents dividend equivalents on deferred shares.

[4]	Mr. Lassiter retired from the Board effective as of the 2012 Annual Meeting of Shareholders.

Director Stock Ownership Guidelines
In 2007, the Board Governance Committee established stock ownership guidelines for each non-employee director. Under the ownership guidelines, each non-employee director is expected to own at least 6,500 common shares. These ownership guidelines are intended to build stock ownership among non-employee directors and ensure that their long-term economic interests are aligned with those of other shareholders. As reflected below under “Security Ownership of Directors and Management,” the majority of our directors have exceeded the ownership guidelines, while our directors who were appointed most recently are on track to achieve the ownership guidelines within the next few years. We do not impose any penalties on directors who fail to meet the stock ownership guidelines.

CONSIDERATION OF DIRECTOR-NOMINEES
Shareholder Nominees
The policy of the Board Governance Committee is to consider properly submitted shareholder nominations for candidates for membership on the Board as described below under “Identifying and Evaluating Nominees for Directors.” In evaluating shareholder nominations, the Board Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board and to address the membership criteria set forth below under “Board Diversity, Director Qualifications and Corporate Governance Guidelines.”
Any shareholder nominations proposed for consideration by the Board Governance Committee should include:

•
complete information as to the identity and qualifications of the proposed nominee, including name, address, present and prior business and/or professional affiliations, education and experience, and particular fields of expertise;

•	an indication of the nominee’s consent to serve as a director of Diebold if elected; and

•	why, in the opinion of the recommending shareholder, the proposed nominee is qualified and suited to be a director of Diebold.
Shareholder nominations should be addressed to Diebold, Incorporated, 5995 Mayfair Road, P.O. Box 3077, North Canton, Ohio 44720-8077, Attention: Secretary. See also “Shareholder Proposals” below.

Identifying and Evaluating Nominees for Directors
The Board Governance Committee considers many methods for identifying and evaluating director-nominees. The Board Governance Committee regularly reviews the appropriate size of the Board and whether any vacancies on the Board are anticipated due to retirement or otherwise. When vacancies arise or are anticipated, the Board Governance Committee considers various potential candidates. Candidates may come to the attention of the Board Governance Committee through current Board members, professional search firms, shareholders or other persons. Specifically, in 2012, the Board Governance Committee engaged Heidrick & Struggles, a global board- and executive-level search firm, to assist with identifying potential director candidates.
As described above, the Board Governance Committee considers properly submitted shareholder nominations for candidates for the Board. Following verification of the recommending shareholder’s status, recommendations are considered by the Board Governance Committee at a regularly scheduled meeting.

Majority Voting Policy
In 2007, the Board adopted a majority voting policy which provides that, in an uncontested election, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” election, which we refer to as a Majority Withheld Vote, is expected to tender his or her resignation following certification of the shareholder vote. The Board Governance Committee will then consider the tendered resignation and make a recommendation to the Board. The Board will act on the Board Governance Committee’s recommendation within 90 days following certification of the shareholder vote. Any director who tenders his or her resignation pursuant to this policy will not participate in the Board Governance Committee recommendation or Board action regarding whether to accept or reject the tendered resignation.
However, if each member of the Board Governance Committee received a Majority Withheld Vote in the same election, then the Board will appoint a committee comprised solely of independent directors who did not receive a Majority Withheld Vote at that election to consider each tendered resignation offer and recommend to the Board whether to accept or reject each resignation. Further, if all of the directors received a Majority Withhold Vote in the same election, then the Board will appoint a committee comprised solely of independent directors to consider each tendered resignation offer and recommend to the Board whether to accept or reject each resignation.

Board Diversity, Director Qualifications and Corporate Governance Guidelines
In evaluating director-nominees, the Board Governance Committee considers many factors it deems appropriate, consistent with our Corporate Governance Guidelines and other criteria established by the Board. While the Board Governance Committee does not have a formal diversity policy, its general goal is to create a well-balanced Board team that combines diverse business and industry experience, skill sets and other leadership skills, that represent diverse viewpoints and that enables us to pursue our strategic objectives domestically and abroad.
The Board Governance Committee identifies candidates whose business experience, knowledge, skills, diversity, integrity and global experiences are considered desirable to strengthen the talent and capabilities of the Board and any committees of the Board. Qualifications for service have not been reduced to a checklist of specific standards or minimum qualifications, skills or qualities.

The Board Governance Committee makes its determinations as to director selection based on the facts and circumstances at the time of the receipt of the director candidate recommendation. Applicable considerations include whether:

•	the Board Governance Committee is currently looking to fill a new position created by an expansion of the number of directors, or a vacancy that may exist or is anticipated on the Board;

•	the current composition of the Board is consistent with the criteria described in our Corporate Governance Guidelines;

•	the candidate possesses the qualifications that are generally the basis for selection of candidates to the Board; and

•	the candidate would be considered independent under the rules of the NYSE and our standards with respect to director independence.
Final approval of any candidate is determined by the full Board. In addition, the Board Governance Committee annually conducts a review of incumbent directors using the same criteria as outlined above, in order to determine whether a director should be nominated for reelection to the Board.
A copy of our Corporate Governance Guidelines is available on our web site at http://www.diebold.com.
The Board Governance Committee has identified the director-nominees below as fitting the general qualifications described above, and in particular, due to the specific experience, skills and qualifications each of them would bring to the Board as set forth in more detail below.

PROPOSAL 1: ELECTION OF DIRECTORS
The Board recommends that its ten nominees for director be elected at the 2013 Annual Meeting, each to hold office for a term of one year from the date of the Annual Meeting or until the election and qualification of a successor. In the absence of contrary instruction, the Proxy Committee will vote the proxies for the election of the ten nominees.
All director-nominees are presently members of the Board, with the exception of Mr. Artavia, who was identified as a director-nominee by the Board Governance Committee, and Mr. Prather, who was properly nominated by a shareholder of the company and, after review, recommended by the Board Governance Committee. All of the present members of the Board were previously elected by our shareholders. A substantial majority of the director-nominees are independent as required by the corporate governance standards of the NYSE. While Diebold does not have a formal policy regarding directors’ attendance at the Annual Meeting of Shareholders, it is expected that all directors attend the Annual Meeting unless there are extenuating circumstances for nonattendance. All directors standing for reelection attended the 2012 Annual Meeting of Shareholders, except for Mr. Soin who had a prior engagement.
If for any reason any director-nominee is not available for election when the election occurs, the Proxy Committee, at its option, may vote for substitute nominees recommended by the Board. Alternatively, the Board may reduce the number of director-nominees. The Board has no reason to believe that any director-nominee will be unavailable for election when the election occurs.
Recommendation of the Board
The board recommends a vote FOR the election of our ten nominees as directors.
The Director-Nominees are:

Name, Term and Age	Position, Principal Occupation, Business Experience and Directorships Last Five Years, and Qualifications to Serve
Patrick W. Allender Director since 2011 Age — 66
February 2007: Retired Executive Vice President, Chief Financial Officer and Secretary, Danaher Corporation, Washington, D.C. (diversified manufacturing); 2005 - 2007: Executive Vice President, Chief Financial Officer and Secretary, Danaher Corporation.

Currently a director of Colfax Corporation, Fulton, Maryland (diversified industrial products) since 2008, where he serves as Chair of the Governance Committee and a member of the Audit Committee; and Brady Corporation, Milwaukee, Wisconsin (identification solutions) since 2007, where he serves as Chair of the Finance Committee, and a member of the Audit and Nominating Committees.

Chair of our Audit Committee, and member of our Board Governance Committee.

Mr. Allender’s 18 years as Chief Financial Officer of a large publicly traded company with global operations provides our Board with valuable expertise in financial reporting and risk management. In addition, as a result of Mr. Allender’s public accounting background, including as audit partner of a major accounting firm, he is exceptionally qualified to serve as Chair of our Audit Committee.

Name, Term and Age	Position, Principal Occupation, Business Experience and Directorships Last Five Years, and Qualifications to Serve
Roberto Artavia Director-nominee Age — 54
2008 - Present: Chairman and CEO of Fundación Marviva, and Chairman of Marviva Foundation, each not-for-profit organizations dedicated to the protection of marine resources in the Americas and Mid-eastern Pacific, respectively; Protector of AVINA Foundation; 2005 - Present: Board member of Copa Holdings, S.A. (airline industry).

Also currently Chairman of Viva Trust, and President of Fundación Latinoamérica Posible, each dedicated to the promotion of sustainable development, integration and social responsibility in Latin America. He is also a Director and CEO of the Global Social Competitiveness Index Initiative, Inc., based in Washington, D.C. From 1999-2007, he served as Rector of INCAE Business School, a school of business with operations in 12 Latin American countries, where he served as Dean from 1994-1996. He also served as an academic researcher for Harvard Business School from 1987-2001.

Mr. Artavia’s academic and philanthropic experience within the business sector is a tremendous asset, particularly in Latin America, a market where we continue to focus on growth.

Bruce L. Byrnes Director since 2010 Age — 65
July 2008: Retired Vice Chairman of the Board, Procter & Gamble, Inc., Cincinnati, Ohio (consumer goods); 2004-2007: Vice Chairman of the Board, Household Care, Procter & Gamble, Inc.

Currently a director of Cincinnati Bell Inc., Cincinnati, Ohio (telecommunications) since 2003, where he serves as Chair of the Governance and Nominating Committee; Boston Scientific Corp., Natick, Massachusetts (medical devices) since 2009, where he serves as Chair of the Governance and Nominating Committee, and a member of the Audit Committee; and Brown-Forman Corporation, Louisville, Kentucky (wine and spirits) since 2010, where he serves as a member of the Audit, and Governance and Nominating Committees. Formerly a director of Procter & Gamble from 2002 - 2008.

Member of our Audit and Board Governance Committees.

Mr. Byrnes’ qualifications to sit on our Board include his 38 years in various leadership roles of an $80 billion global business, including his extensive marketing and strategy experience, and profit and revenue responsibility at Procter & Gamble. Further, as a result of Procter & Gamble’s business-to-consumer focus, he brings a different perspective to our Board and our business-to-business focus.

Phillip R. Cox Director since 2005 Age — 65
1972 – Present: President and Chief Executive Officer, Cox Financial Corporation, Cincinnati, Ohio (financial planning and wealth management services).

Currently a director of Cincinnati Bell Inc., Cincinnati, Ohio (telecommunications) since 1993, where he has served as Chairman of the Board since 2003 and where he serves as a member of the Audit and Finance, Compensation, and Governance and Nominating Committees; The Timken Company, Canton, Ohio (engineered steel products) since 2004, where he has served as member of the Audit Committee since 2004, and served as Chair of the Finance Committee from 2004 – 2011; and Touchstone Investments, Cincinnati, Ohio (mutual fund company) since 1993, where he has served as Chairman of the Board since 2008. Formerly a director of Duke Energy Corporation/Cinergy Corporation (gas and electric) from 1994 – 2008.

Chair of our Compensation Committee and member of our Investment and CEO Search Committees.

Mr. Cox’s 38 years of experience as a president and Chief Executive Officer in the financial services industry, as well as his experience as a director on the boards of several government-regulated businesses, a global manufacturing company, and the Federal Reserve Bank of Cleveland, provides the Board with experience relevant to many key aspects of our business. Mr. Cox’s experience as a Chief Executive Officer also imparts appropriate insight into executive compensation and succession planning issues that are ideal for the Chairman of our Compensation Committee, and his extensive experience in the financial services industry provides the understanding necessary to serve on our Investment Committee.

Name, Term and Age	Position, Principal Occupation, Business Experience and Directorships Last Five Years, and Qualifications to Serve
Richard L. Crandall Director since 1996 Age — 69
2001 – Present: Managing Partner, Aspen Venture LLC, Aspen, Colorado (venture capital and private equity); 2007 – Present: Executive Chairman, Pelstar LLC, Chicago, Illinois (medical equipment manufacturing and sales); 1995 – Present: Chairman, Enterprise Software Roundtable, Aspen, Colorado (CEO roundtable for software industry).

Currently a director of R.R. Donnelley Inc., Chicago, Illinois (interactive communications provider) since January 2012, where he serves as a member of the Governance Committee, and Platinum Energy Solutions (energy services) since January 2012, where he serves as Chair of the Governance Committee. Formerly a director of Novell, Inc. (infrastructure software) from 2003 – 2011, where he served as Chairman of the Board from 2008  – 2011, and Claymore Dividend & Income Fund, Lisle, Illinois (management investment company) from 2004 – 2010.

Member of our Compensation and Investment Committees, and Chair of our CEO Search Committee.

Mr. Crandall’s extensive experience as an entrepreneur, leader and Board member with several companies in the information technology and technology fields, and in the financial industry, including serving as chairman of a $900 million global information technology business, brings diversity of thought to our Board. Further, during his 16 years on our Board, Mr. Crandall has provided immeasurable assistance to our technology-driven businesses. Mr. Crandall’s background in the financial services industry also provides important financial and investment expertise to our Audit and Investment Committees, and his information technology experience provides perspective on technology risks facing the company.

Gale S. Fitzgerald Director since 1999 Age — 62
December 2008: Retired President and Director, TranSpend, Inc., Bernardsville, New Jersey (total spend optimization).

Currently a director of Health Net, Inc., Woodland Hills, California (managed healthcare) since 2001, where she serves as Chair of the Finance Committee and a member of the Audit Committee; and Cross Country Healthcare, Inc. Boca Raton, Florida (healthcare staffing) since 2007 where she serves as a member of the Audit Committee.

Chair of our Board Governance Committee and member of our Compensation Committee.

Ms. Fitzgerald’s international experience as a Chief Executive Officer in the information technology industry, a Chief Executive Officer of a business unit of International Business Machines, and the President and Chief Executive Officer of two privately-held consulting companies bring a well-rounded and diverse perspective to our Board discussions and provide significant insight in critical areas that impact our company, including information technology, supply chain management, procurement solutions, human resources, strategic planning and operations management. Ms. Fitzgerald’s service on the Compensation Committee of Health Net also brings valuable experience with compensation and succession planning issues to our Compensation Committee, and her 20 years of multiple board experiences provides a unique point of view to our Board Governance Committee.

Robert S. Prather, Jr. Director-Nominee Age 68
1992 – Present: President and Chief Operating Officer, Gray Television, Inc. (television broadcast).

Mr. Prather currently serves as lead independent director of GAMCO Investors, Inc. (asset management and financial services). Previously, Mr. Prather served as director of Bull Run Corporation (sports marketing and management), Draper Holdings Business Trust (television broadcasting trust), and Ryman Hospitality Properties, Inc. (real estate investment trust).

Mr. Prather brings significant acumen to the Board as a result of his extensive, broad-based business background, and critical leadership and Board roles in diverse industries. Particularly, Mr. Prather’s long-term experience within the financial and investment services market will bring valuable insight to the Board. In addition, his knowledge and familiarity with the specific needs of companies within regulated industries will further strengthen the proficiency of our Board in that area.

Name, Term and Age	Position, Principal Occupation, Business Experience and Directorships Last Five Years, and Qualifications to Serve
Rajesh K. Soin Director since 2012 Age — 64
1998 – Present: Chairman of the Board and Chief Executive Officer, Soin International LLC, Beavercreek, Ohio (IT and Management Consulting Services); 2002 - 2008: Chairman of the Board and Chief Executive Officer, MTC Technologies, Inc. (military defense systems).

Member of our Compensation and CEO Search Committees.

Mr. Soin’s experience as an entrepreneur is a tremendous asset. Mr. Soin has extensive experience in India, where we continue to focus on growth in that emerging market, and his engineering and software development background brings additional technical expertise to our Board. Further, Mr. Soin’s significant government contracting experience as the founder and Chairman of MTC Technologies, a NASDAQ listed company before being acquired by BAE Systems, provides additional perspective in helping us grow our security business.

Henry D.G. Wallace Director since 2003 Age — 67
January 2013 – Present: Executive Chairman of the Board, Diebold, Incorporated; December 2001: Former Group Vice President and Chief Financial Officer, Ford Motor Company, Dearborn, Michigan (automotive).

Currently a director of Ambac Financial Group, Inc., New York, New York (financial guarantee insurance holding company) since 2004, where he serves as a Lead Independent Director, and member of the Audit and Risk Assessment, Governance and Compensation Committees; and Lear Corporation, Southfield, Michigan (automotive components) since 2005, where he has served as non-executive Chairman of the Board since August 2010 and where he serves as a member of the Governance & Nominating, and Compensation Committees. Mr. Wallace also served as director of Hayes Lemmerz International Inc. (steel and aluminum wheels) from 2003 until February 2012.

Executive Chairman of the Board and member of our Investment Committee.

Mr. Wallace’s experience in various senior leadership positions, including Chief Financial Officer of Ford Motor Company and President and Chief Executive Officer of Mazda Motor Corporation, bring a broad understanding of managing a global business. Further, Mr. Wallace’s financial expertise, extensive experience in Europe, Latin America and Asia, and his demonstrated leadership on the boards of several publicly traded companies, is a tremendous asset to our Board. As a result of Mr. Wallace’s background as a Chief Financial Officer, he is exceptionally qualified to serve as our current Executive Chairman of the Board and on our Investment Committee, as well as serving as Chair of our Audit Committee in 2012.

Alan J. Weber Director since 2005 Age — 64
2007 – Present: Chief Executive Officer, Weber Group LLC, Greenwich, Connecticut (investment advisory); 2009 – Present: Operating Partner, Arsenal Capital Partners, LLC, New York, New York (private equity).

Currently a director of Broadridge Financial Solutions, Inc., Lake Success, New York (securities processing, clearing and outsourcing) since 2007, where he serves as a member of the Audit Committee, and as Chairman of the Compensation Committee.

Chair of our Investment Committee and member of our Audit Committee.

Mr. Weber’s experience as a Chief Executive Officer and Chief Financial Officer in the financial industry, as well as 27 years of experience at Citibank, including 10 years as an Executive Vice President, provides a tremendous depth of knowledge of our customers and our industry. Further, Mr. Weber’s experience as Chief Financial Officer of Aetna, Inc., an insurance services company, brings extensive financial expertise to both our Audit Committee and our Investment Committee.

BENEFICIAL OWNERSHIP OF SHARES
To our knowledge, no person beneficially owned more than five percent of our outstanding common shares as of December 31, 2012, except for the shareholders listed below. The information provided below was derived from reports filed with the SEC by the beneficial owners on the dates indicated in the footnotes below.

Title of Class	Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Common Shares	State Street Corporation One Lincoln Street Boston, Massachusetts 02111	4,966,809 [1]	7.90
Common Shares	GGCP, Inc. et al. One Corporate Center Rye, New York 10580	4,753,358 [2]	7.51
Common Shares	Janus Capital Management, LLC 151 Detroit Street Denver, Colorado 80206	4,459,310 [3]	7.00
Common Shares	BlackRock, Inc. 40 East 52nd Street New York, New York 10022	3,903,179 [4]	6.17
Common Shares	The Vanguard Group 100 Vanguard Blvd. Malvern, Pennsylvania 19355	3,409,341 [5]	5.39
___________________________________

[1]
The Schedule 13G filed with the SEC on February 11, 2013 indicates that, as of December 31, 2012, State Street Corporation, a holding company, had shared voting and dispositive power with respect to 4,966,809 shares through its direct or indirect subsidiaries.

[2]
The Schedule 13D/A filed with the SEC on January 10, 2013 indicates that, as of January 10, 2013: (A) Gabelli Funds, LLC had sole voting and dispositive power with respect to 1,140,000 common shares; (B) GAMCO Asset Management Inc. had sole voting power with respect to 3,333,358 common shares and sole dispositive power with respect to 3,536,358 common shares; (C) MJG Associates, Inc. had sole voting and dispositive power with respect to 4,000 common shares; (D) MGJ - IV Limited Partnership had sole voting and dispositive power with respect to 5,000 common shares; (E) Gabelli Foundation, Inc. had sole voting and dispositive power with respect to 8,000 common shares; (F) GGCP, Inc. had sole voting and dispositive power with respect to 4,000 common shares; and (G) Mario J. Gabelli had sole voting and dispositive power with respect to 56,000 common shares. Mario Gabelli is deemed to have beneficial ownership of the securities owned beneficially by each of the foregoing persons. GAMCO Investors, Inc., and GGCP, Inc. are deemed to have beneficial ownership of the securities owned beneficially by each of the foregoing persons other than Mario Gabelli and the Gabelli Foundation, Inc.

[3]
The Schedule 13G filed with the SEC on February 14, 2013 indicates that, as of December 31, 2012, Janus Capital Management LLC had sole voting and dispositive power over 4,403,310 common shares and shared voting and dispositive power over 56,000 common shares.

[4]	The Schedule 13G filed with the SEC on January 30, 2013 indicates that, as of December 31, 2012, BlackRock, Inc. had sole voting and dispositive power with respect to 3,903,179 common shares.

[5]
The Schedule 13G filed with the SEC on February 12, 2013 indicates that, as of December 31, 2012, The Vanguard Group had sole voting power over 44,967 common shares, sole dispositive power over 3,367,174 common shares, and shared dispositive power over 42,167 common shares.

SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT
The following table shows the beneficial ownership of Diebold’s common shares, including those shares which individuals have a right to acquire (for example, through exercise of options under the 1991 Plan) within the meaning of Rule 13d-3(d)(1) under the Exchange Act, by (1) each director-nominee, (2) the former CEO, (3) the CFO, our three other most highly compensated executive officers serving as of December 31, 2012, and another individual that would have been deemed a Named Executive Officer had she remained in her role as of December 31, 2012, all of whom we refer to collectively as the “Named Executive Officers,” and (4) all director-nominees, Named Executive Officers and other executive officers as a group as of February 25, 2013.
Ownership is also reported as of February 25, 2013 for shares in the 401(k) Savings Plan over which the individual has voting power, together with shares held in our Employee Stock Purchase Plan.

Director-Nominees:	Common Shares Beneficially Owned	Stock Options Exercisable Within 60 Days	Deferred Shares[1]	Percent of Class
Patrick W. Allender	—	—	5,950	*
Roberto Artavia	—	—	—	*
Bruce L. Byrnes	—	—	8,750	*
Phillip R. Cox	—	9,000	15,950	*
Richard L. Crandall	6,089	17,500	15,950	*
Gale S. Fitzgerald	6,089 [4]	17,500	15,950	*
Robert S. Prather, Jr.	—	—	—	*
Rajesh K. Soin	—	—	2,850	*
Henry D. G. Wallace	1,000	17,500	18,050	*
Alan J. Weber	1,500	9,000	15,950	*
Other Named Executive Officers:
Thomas W. Swidarski [2] Former President, CEO and Director	226,035 [3]	424,282	—	1.02%
Bradley C. Richardson Executive Vice President and Chief Financial Officer	32,741	66,250	—	*
Charles E. Ducey, Jr. [5] Former Executive Vice President, North America Operations	45,991[3]	66,600	1,180	*
George S. Mayes, Jr. [6] Executive Vice President and Chief Operating Officer (Former Executive Vice President, Global Operations)	53,462[3]	44,250	—	*
Frank A. Natoli, Jr. Executive Vice President, Chief Innovation Officer	22,640[3]	8,950	—	*
Leslie A. Pierce [7] Former Vice President and Corporate Controller	8,632[3]	—	—	*
All Current Directors, Director-Nominees, Named Executive Officers and Current Executive Officers as a Group (25)	554,237 [3,4]	865,931	132,157	2.25%

*	Less than 1%.
_____________________________________

[1]
The deferred shares awarded to the director-nominees, as discussed above under “Compensation of Directors,” and shares deferred by Mr. Ducey pursuant to our deferred incentive compensation plans, are not included in the shares reported in the “Common Shares Beneficially Owned” column, nor are they included in the “Percent of Class” column.

[2]	Mr. Swidarski stepped down as our President and Chief Executive Officer effective as of January 19, 2013.

[3]	Includes shares held in his or her name under the 401(k) Savings Plan over which he or she has voting power, and/or shares held in the Employee Stock Purchase Plan.

[4]	Includes shares held in the name of the spouse of the director-nominee, Named Executive Officer or other corporate officer.

[5]	Mr. Ducey stepped down as our Executive Vice President, North America Operations effective as of January 23, 2013.

[6]	Mr. Mayes was our Executive Vice President, Global Operations during 2012. Effective as of January 19, 2013, he became our Executive Vice President and Chief Operating Officer.

[7]
Ms. Pierce stepped down as Vice President and Corporate Controller effective as of April 18, 2012. For further explanation and discussion, see “Separation Agreements” under “Compensation Discussion and Analysis” below.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of our common shares, to file with the SEC reports of ownership of our securities on Form 3 and changes in reported ownership on Form 4 or Form 5. Such directors, executive officers and 10% shareholders are also required by SEC rules to furnish us with copies of all Section 16(a) forms they file.
In 2012, due to administrative oversight, one grant of restricted stock units (RSUs) to Frank A. Natoli, Jr. was not timely reported on Form 4. A Form 5 was timely filed reflecting Mr. Natoli’s annual statement of changes in beneficial ownership. Based solely upon a review of the reports furnished to us, or written representations from reporting persons that all other reportable transactions were reported, we believe that during the year ended December 31, 2012, our directors, executive officers and 10% shareholders timely filed all other reports they were required to file under Section 16(a).

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed with management the following “Compensation Discussion and Analysis” section of this 2013 proxy statement. Based on our review and discussions, we recommend to the Board that the “Compensation Discussion and Analysis” be included in the company’s Annual Report on Form 10-K for the year ended December 31, 2012 and this proxy statement.
The foregoing report was submitted by the Compensation Committee of the Board and shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A promulgated by the SEC or Section 18 of the Exchange Act.
The Compensation Committee:
Phillip R. Cox, Chair
Richard L. Crandall
Gale S. Fitzgerald
Rajesh K. Soin
John N. Lauer

COMPENSATION DISCUSSION AND ANALYSIS

In this section, we describe the material components of our executive pay program for our Named Executive Officers, whose compensation is set forth in the tables following this discussion in accordance with SEC rules:

▪	Thomas W. Swidarski: Former President and Chief Executive Officer
▪Bradley C. Richardson: Executive Vice President and Chief Financial Officer

▪	Charles E. Ducey, Jr.: Former Executive Vice President, North America Operations

▪	George S. Mayes, Jr.: Executive Vice President and Chief Operating Officer (formerly our Executive Vice President, Global Supply Chain, through January 18, 2013)
▪Frank A. Natoli, Jr.: Executive Vice President, Chief Innovation Officer

▪	Leslie A. Pierce: Former Vice President and Corporate Controller
Compensation information is detailed for Leslie A. Pierce, our former Vice President and Corporate Controller, who stepped down from the company effective as of April 18, 2012. For further explanation and discussion regarding Ms. Pierce, see “Employment and Separation Agreements” below.
The Compensation Committee, or the Committee, has oversight responsibility for the development and administration of Diebold’s executive compensation policies and programs. This “Compensation Discussion and Analysis” explains how and why the Committee arrived at specific compensation policies and decisions for our Named Executive Officers in 2012, as well as compensation decisions for 2013.

Our Business and 2012 Highlights
Diebold is a global leader in providing integrated self-service delivery and security systems and services primarily to the financial, commercial, government, and retail markets in nearly 90 countries worldwide. In 2012, we focused on three pillars to accelerate the company into a world-class, software-led services provider:

•	A strategy that leverages our leadership in software-led services, attuned with the needs of our core global markets for financial self-service and security solutions.

•
The financial capacity to implement that strategy and fund the investments necessary to drive growth, while preserving the ability to return value to shareholders in the form of reliable, growing dividends and, as appropriate, share repurchases.

•	A disciplined risk assessment process, focused on proactively identifying and mitigating potential risks to our continued success.
The Committee designed the 2012 executive pay program for our Named Executive Officers primarily to motivate, incentivize and reward the achievement of financial and performance goals related to these strategies. The Committee evaluated factors within the following 3 categories for the 2012 executive pay program, each described in more detail under “2012 Pay Elements” below:

•	Overall corporate achievement of non-GAAP earnings per share, or EPS (non-GAAP EPS is net income per share, excluding restructuring charges, non-routine income and expenses, and impairment charges);

•	The Named Executive Officers’ respective roles in executing our short- and long-term strategic goals; and

•	The Named Executive Officers’ respective individual performance goals.

Our Compensation Strategy
Our executive pay program is specifically designed to:

•	Focus on performance metrics that drive long-term shareholder value, including total shareholder return, or TSR.

•
Encourage decision-making in alignment with our business strategies, with goal-setting based on a philosophy of continuous improvement, commitment to becoming a “top tier” performer and supporting our longer-term business strategy.

•	Reflect industry standards, offer competitive program design and pay opportunities, and balance our need for talent with our need to maintain reasonable compensation costs.

•	Attract, motivate, and retain executive talent willing to commit to building long-term shareholder value.

•	Emphasize a global approach, locally customized to accommodate specific country conditions — ensuring fairness, market competitiveness, and compliance.
The following table summarizes key elements of our 2012 executive compensation program:

Element	Primary Purpose	Key Characteristics
Base Salary	To compensate the executive fairly for the responsibility level of the position.	Fixed compensation component; reviewed annually.
Annual Cash Bonus	To motivate, incentivize and reward organizational and individual achievement of annual strategic financial and individual objectives.	Variable compensation component; reviewed annually. The primary performance components are:
• Corporate non-GAAP EPS;
• Key initiatives (e.g., free cash flow, or FCF1); and
• Individual performance goals.
Long-Term Incentives	To align executives with shareholder interests, and to reinforce and reward long-term shareholder value creation.	Variable compensation component; reviewed and granted annually.
• Performance Shares	• To motivate and reward performance achievement over a three-year period.	• TSR relative to peers and S&P 400 Mid-Cap companies, and stock price growth.
• Stock Options	• To increase shareholder value.	• Stock price growth above the exercise price at grant.
• RSUs	• To increase shareholder value and promote executive retention.	• Stock price growth.
Health/Welfare Plan and Retirement Benefits	To provide competitive benefits that promote employee health and productivity and support financial security.	Fixed compensation component.
Perquisites and Other Benefits	To provide business-related benefits, where appropriate.	Fixed compensation component.
Change-in-Control Protection	To bridge to future employment if employment is terminated following a change-in-control of the company.	Fixed compensation component; only paid in the event the executive’s employment is terminated following a change-in-control of the company.
Severance Protection	To bridge to future employment if employment is terminated other than “for cause.”	Fixed compensation component; only paid in the event the executive’s employment is terminated other than “for cause.”
_______________________________

[1]	FCF is net cash generated from our operating activities and available for execution of our business strategy, excluding capital expenditures.

2012 Executive Compensation Summary
The Committee approved the following compensation items in 2012, each discussed further in “2012 Pay Elements” below:

Pay Component	Comments
Base Salary
• Mr. Swidarski did not receive an increase in 2012.
• Mr. Richardson received a 4.1% increase based on competitive market data for his position.
• Mr. Ducey received a 10.5% increase based on competitive market data for his position.
• Mr. Mayes received a 2.5% increase based on competitive market data for his position.
• Mr. Natoli received a 20% increase due to his promotion to Executive Vice President, Chief Innovation Officer.
• Ms. Pierce received a 2.5% increase based on competitive market data for her position.

Annual Cash Bonus
• Mr. Swidarski did not receive a cash bonus.
• Mr. Richardson did not receive a cash bonus.
• Mr. Ducey did not receive a cash bonus.
• Mr. Mayes received a $149,093 cash bonus, which was 55% of target.
• Mr. Natoli received a $117,283 cash bonus, which was 83% of target.
• Ms. Pierce stepped down from the company effective as of April 18, 2012, and was not eligible for a cash bonus.

The company did not meet its non-GAAP EPS goal for 2012. Therefore, cash bonuses that were granted were based on key initiatives and individual performance goals. In addition, the Committee used its negative discretion to eliminate cash bonuses for Messrs. Swidarski, Richardson and Ducey due to the company’s 2012 performance.

Long-Term Incentives	• Consistent with prior-year practices, the Committee approved grants based on a thorough review of competitive market data, individual and Company performance, and management's recommendations.
• Value mix: 40% stock options, 40% performance shares, and 20% RSUs.
• The 2010 to 2012 performance share grant payout was 30% of target, based on the performance/payout scale approved by the Committee at the start of the performance period. Our total TSR for the three-year period 2010 to 2012 was 20.4%, which ranked us at the 23rd percentile against our custom peer group discussed further in “Peer Companies and Competitive Market Data” below), and at the 27th percentile against the S&P Midcap 400 index.

• To enhance the design of long-term incentives, starting with the 2012 to 2014 performance cycle, performance share payouts are limited to target in periods when TSR is negative, even if the performance/payout scale calculates that a higher payout was earned.

Corporate Governance Standards
We endeavor to maintain good executive compensation governance standards, including the oversight of our executive compensation programs and policies. The following guidelines and policies were in effect during 2012:

▪
Stock ownership guidelines: Five times salary for CEO; three times salary for CEO direct reports; and one and a half times salary for performance share plan participants. In addition, we have retention requirements for pre- and post-guideline attainment (as described below under “Executive Stock Ownership Guidelines”). The Committee annually tracks progress towards achievement of these ownership guidelines.

▪
Clawback policies: In addition to our stand-alone Clawback Policy regarding recovery of excessive performance-based incentive compensation in certain circumstances (as described below under “Other Compensation Policies”), our equity grants also include general provisions that allow us to cancel or “claw back” incentive compensation pursuant to any shares received pursuant to awards or stock option exercises.

▪
Insider trading policy: The company’s employees, officers and directors are prohibited from trading in Diebold securities, and in derivative securities, when he or she is aware of material, non-public information about the company (as described below under “Other Compensation Policies”).

▪
Blackout periods: In addition to the insider trading policy, executives are prohibited from trading our stock within the period that begins two weeks prior to the end of each quarter through the first business day following our next quarterly earnings release (as described below under “Other Compensation Policies”).

▪
Tally sheets: The Committee annually reviews tally sheets in order to analyze our Named Executive Officers’ total compensation opportunities based on historical grant practices, and to review the potential compensation under various termination scenarios.

▪
Incentive payment thresholds and maximums: As discussed below in “2012 Pay Elements,” both the annual cash bonus plan and the performance share program have threshold performance requirements which must be achieved in order to receive a payment. Maximum payments are capped. Further, performance share plan payments are capped at target in periods of negative TSR, even if an above-target award is earned based on the company’s percentile ranking against the companies in our peer group and the S&P Midcap 400 Index.

▪
Change-in-control benefits: As discussed below in “Personal Benefits,” these benefits provide for management continuity and alignment of executive and shareholder interests in the event of a change-in-control of the company. They are not excessive in that existing coverage for Diebold executives does not provide (a) severance multiples in excess of three times salary and target bonus, (b) single trigger cash payments, and/or (c) modified single trigger provisions. Future change-in-control provisions will not include excise tax gross-ups.

▪
Executive perquisites and other benefits: As discussed below in “Personal Benefits,” these perquisites and other benefits are limited and do not include income tax gross-ups. In addition, the company is eliminating the company car program for executives effective March 2013.

▪
Independent compensation consultant: Aon Hewitt is retained directly by the Committee as its independent compensation consultant, and provides advice on all executive officer pay decisions, and keeps the Committee apprised of compensation best practices.

▪
Compensation risk assessment: As discussed above in “Compensation Committee Risk Oversight,” the Committee conducts an annual risk assessment of the company’s compensation policies and practices to ensure that our programs are not reasonably likely to have a material adverse effect on the company.

Consideration of 2012 Say-on-Pay Vote
At the 2012 Annual Meeting of Shareholders, the advisory vote to approve the executive compensation program for our Named Executive Officers received strong support (94% of votes on that issue). Management and the Committee considered this strong support of the current pay structure by our shareholders in their compensation program discussions throughout 2012. Based on these results, the Committee will continue to apply the same principles in determining future executive compensation policies and programs. The Committee is dedicated to continuous improvement to the executive pay program, consistent with its overall compensation strategy, and will continue to review and evaluate market trends and best practices in designing and implementing elements to our compensation program.
2012 Total Compensation Mix
In support of our pay-for-performance objective, the Committee believes targeted total compensation should be more heavily weighted by variable compensation (short- and long-term incentives) than fixed compensation (base salary), and that long-term incentives should be more heavily weighted than short-term incentives, consistent with competitive market practice and each executive’s roles and responsibilities. The following charts summarize our total compensation mix and our short- versus long-term incentives orientation:

Named Executive Officer	Fixed Compensation (Salary)	Variable Compensation (“At Risk” Incentives)
Thomas W. Swidarski	16%	84%
Other Named Executive Officers (average)	32%	68%

Named Executive Officer	Annual Cash Bonus	Long-Term Incentives
Thomas W. Swidarski	19%	81%
Other Named Executive Officers (average)	31%	69%

Long-Term Incentive Valuations
The Committee used the compensation consultant’s long-term incentive valuation methodology to calculate an economic value for stock options, performance shares, and RSUs. The total compensation opportunity to each Named Executive Officer includes long-term incentive value, salary and target bonus. This long-term incentive methodology is different than the FASB ASC Topic 718 valuation used for the “Summary Compensation Table” and “Grants of Plan-Based Awards” table because this methodology measures opportunity to the executive, rather than the anticipated cost to the company.
Regarding these long-term incentives, ASC Topic 718 generates a value higher than the target value on grant date. The Committee believes that long-term incentive awards should not be valued higher than the target value on the grant date because there is a probability of forfeiture if performance criteria are not achieved. In addition, the Committee believes measuring TSR against the companies in our peer group creates a strong performance measurement system by focusing on value creation to our shareholders.

Compensation Decision Process

Role of the Compensation Committee

The Committee is responsible to our Board for oversight of our executive compensation programs. The Committee consists of independent directors and is responsible for the review and approval of all aspects of our program. Among its duties, the Committee is responsible for:

•	Reviewing and assessing competitive market data from the independent compensation consultant, discussed below.

•	Reviewing and approving incentive goals, objectives and compensation recommendations for the Named Executive Officers.

•	Evaluating the competitiveness of each executive’s total compensation package.

•
Approving any changes to the total compensation package for the Named Executive Officers including, but not limited to, salary, annual incentives, long-term incentive award opportunities and payouts, and retention programs.

Following review and discussion, the Committee submits recommendations to the Board for approval. The Committee is supported in its work by the Chief Human Resources Officer and staff, and an independent compensation consultant, discussed in “Role of the Independent Compensation Consultant” below. For additional information regarding the Committee’s duties and responsibilities, see “Compensation Committee Risk Oversight” and “Compensation Committee” above.

Timing

Pay recommendations for our executives, including the Named Executive Officers, are typically made by the Committee at its first scheduled meeting of the year, normally held in February. This meeting is normally held around the same time we report our fourth quarter and year-end financial results for the preceding fiscal year and provide our financial guidance for the upcoming year. This meeting is also typically more than two months before we report our first quarter earnings.

Decisions with respect to prior year performance, performance for other relevant periods and any resulting award payouts, as well as equity awards, base salary increases and target performance levels for the current year and beyond, are also made at this meeting. Generally, any increases in base salary approved at this meeting are made effective retroactively to the beginning of the current year. Further, any equity awards recommended by the Committee at this meeting are then reviewed by the Board and, if approved, are dated as of the date of the Board meeting held the following day. As such, the Committee does not time the grants of options or any other equity incentives to the release of material non-public information.

The exceptions to this timing are awards to executives who are promoted or hired from outside the company during the year. These executives may receive salary increases or equity awards effective or dated, as applicable, as of the date of their promotion or hire.

Determination of CEO Pay

At the February Committee meeting, in executive session without management present, the Committee reviews and evaluates CEO performance, and determines achievement, for the prior fiscal year. The Committee also reviews competitive market data, as well as corporate financial and individual performance metrics. The Committee then presents, to the independent members of the Board, pay recommendations for the CEO, which include recommendations on salary, incentive payments for the previous year, and equity grants for the current year. During an executive session of the Board, the Board then conducts its own review and evaluation of the CEO’s performance taking into consideration the recommendations of the Committee.

Role of the Independent Compensation Consultant

The Committee retains an independent compensation consultant, Aon Hewitt, in accordance with the Committee’s charter. The consultant reports directly to the Committee. The Committee retains sole authority to hire or terminate Aon Hewitt, approve its compensation, determine the nature and scope of services, and evaluate performance. A representative of Aon Hewitt attends Committee meetings, as requested, and communicates with the Committee Chair between meetings. The Committee makes all final decisions. Other than Aon Hewitt’s roles and services listed below with respect to compensation consulting, it performs no other services for the company.

Aon Hewitt’s specific compensation consultation roles include, but are not limited to, the following:

•	Advise the Committee on executive compensation trends and regulatory developments.

•	Provide a total compensation study for executives against the companies in our peer group and recommendations for executive pay.

•	Provide advice to the Committee on governance best practices, as well as any other areas of concern or risk.

•	Serve as a resource to the Committee Chair for meeting agendas and supporting materials in advance of each meeting.

•	Review and comment on proxy disclosure items, including the “Compensation Discussion & Analysis.”

•	Advise the Committee on management’s pay recommendations.

•	From time to time, Aon Hewitt is also engaged by the Board Governance Committee to review and provide compensation recommendations for non-employee directors.
The Compensation Committee has considered and assessed all relevant factors, including but not limited to those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Exchange Act, that could give rise to a potential conflict of interest with respect to Aon Hewitt.  Based on this review, we are not aware of any conflict of interest that has been raised by the work performed by Aon Hewitt.

Role of Management

Our Chief Human Resources Officer serves as management’s primary contact with the Committee and attends all Committee meetings. For executives other than the CEO position, our CEO and Chief Human Resources Officer make pay recommendations to the Committee based on market pay comparisons and an analysis of each executives’ individual performance. No member of our management team, including the CEO, has a role in making pay recommendations to the Committee for his or her own position.

Peer Companies and Competitive Market Data

Annually, the Committee reviews competitive total compensation market data provided by Aon Hewitt. To assess competitive pay levels, the Committee first annually reviews and approves our peer group composition. The following peer group criteria are considered:

•	Company size: Approximately 0.5 to 2 times Diebold’s annual revenues, with a focus on market capitalization of 0.2 to 5 times Diebold’s market capitalization, as a secondary reference.

•	Direct competitors for business and management talent.

•	Companies covered by the investment analysts that track Diebold.

•	Companies including Diebold in their compensation peer group.

•	Global companies that design and manufacture products for their customers, and provide related services.

In December 2011, Aon Hewitt conducted a total compensation study to assist with 2012 compensation decisions. The 25 peer companies approved by the Committee were:

Actuant Corp	Fiserv, Inc.	NCR Corp.
Benchmark Electronics Inc.	Flowserve Corp.	Pitney Bowes Inc.
Brady Corp.	Global Payments Inc.	Rockwell Automation
The Brinks Company	Imation Corp.	Sensata Technologies
Coinstar Inc.	International Game Technology	SPX Corp.
Cooper Industries plc[1]	Logitech International SA	The Timken Company
Dover Corp.	Mastercard Inc.	Unisys Corp.
Fidelity National Information Services	Mettler-Toledo International Inc.	The Western Union Company
Woodward Inc.
_____________________________
1 Cooper Industries was acquired by Eaton Corporation in November 2012.

In December 2012, Aon Hewitt conducted a total compensation study to assist with 2013 compensation decisions. The annual revenues for the three largest companies increased beyond the desired revenue range. The Committee approved the replacement of those three companies with three companies meeting the criteria above, as follows:

•	Removed from the old peer group: Dover Corp., Mastercard Inc., and Rockwell Automation

•	Added to the new peer group: DST Systems, Harris Corp., and Lexmark International

Aon Hewitt then benchmarks total compensation opportunities for each of our Named Executive Officers using peer company proxy data, as well as published and private compensation survey data. Size-adjusted market values for comparable executive compensation were developed using regression analysis. This statistical technique accounts for revenue size differences within the peer group and develops a market value for comparable executive compensation consistent with our revenue relationship to the peer group companies. The size-adjusted 50th percentile for total compensation is a key reference point for the Committee. On average, our Named Executive Officers’ total compensation opportunities are competitively positioned at the size-adjusted 50th percentile.
2012 Pay Elements
Base Salaries
Base salaries are designed to recognize and reward the skill, competency, experience and performance an executive brings to his or her position. Changes in salary result primarily from competitive market data, individual and company performance, internal equity considerations, promotions, and the executive’s specific responsibilities. The Committee reviews salaries annually.
For 2012, the Committee reviewed competitive market data and individual performance assessments for the Named Executive Officers and approved the following base annual salary changes:

Named Executive Officer	2011 Salary	2012 Salary	Increase %
Thomas W. Swidarski	$840,000	$840,000	—%
Bradley C. Richardson	$499,500	$520,032	4.1%
Charles E. Ducey, Jr.	$384,322	$424,676	10.5%
George S. Mayes, Jr.	$351,997	$360,797	2.5%
Frank A. Natoli, Jr.	$234,440	$281,328	20%
Leslie A. Pierce	$244,064	$250,166	2.5%
Salary increases for each of the Named Executive Officers, respectively, were based on a review of competitive market data and individual performance. Mr. Natoli’s increase was based on his promotion to Executive Vice President, Chief Innovation Officer, and a thorough review of competitive market data for his new position at the Company. Mr. Ducey’s increase was based on competitive market data for his position.
Annual Cash Bonus Plan
Our executives, including the Named Executive Officers, are eligible to earn cash awards under our Annual Cash Bonus Plan, originally approved by shareholders in 2005, and re-approved at our 2010 Annual Meeting of Shareholders. Payout under the Annual Cash Bonus Plan depends on corporate and individual performance against pre-determined performance objectives approved by the Committee at the beginning of the fiscal year.
Individual target opportunities: Based on a thorough review of competitive market data and internal equity, individual Named Executive Officer targets (as a percent of base salary) are approved by the Committee at the beginning of the fiscal year. For 2012, the Committee approved the following targets:

•	Thomas W. Swidarski: 100% of salary

•	Bradley C. Richardson: 75% of salary

•	Charles E. Ducey Jr.: 75% of salary

•	George S. Mayes, Jr.: 75% of salary

•	Frank A. Natoli, Jr.: 50% of salary

•	Leslie A. Pierce: 50% of salary
Actual cash bonuses may range from 0% to 200% of target, depending on performance achievement.

Performance criteria: For 2012, the Committee approved the following categories of performance metrics for the Named Executive Officers: Non-GAAP corporate EPS, key initiatives, and individual performance, each of which are detailed in the following table, along with applicable weighting. We utilize this mix of measurement criteria because non-GAAP corporate EPS as a performance criteria for annual cash bonuses is an important bottom-line financial result that investors use to evaluate the value of our common shares. In addition, key initiatives focus on other important financial performance measures critical to the overall success of the company, while individual performance criteria focus on financial and non-financial initiatives specific to each Named Executive Officer’s role in the company.
Non-GAAP EPS performance goals and results: The non-GAAP EPS goals and payout opportunities for the non-GAAP EPS portion of the plan approved by the Committee for 2012 were:

Threshold	$2.20	40% of target earned
Target	$2.50	100% of target earned
Maximum	$2.80	200% of target earned
Actual	$2.07	No EPS payout
When evaluating non-GAAP EPS goals and results, the Committee excludes certain restructuring, non-routine income and expense, and impairment items consistent with our guidance to investors. The company did not achieve 2012 threshold non-GAAP EPS, and accordingly, no bonuses were earned for the non-GAAP EPS portion of the Annual Cash Bonus Plan.
Key initiative performance goals and results: Certain key initiatives for our executives, including the Named Executive Officers, are developed and proposed by management, and approved by the Committee. These key initiatives are intended to drive key strategic and/or operational results in the division, business unit or functional group within which the executive has direct control and influence. Similar to the Committee’s assessment of non-GAAP EPS goals, the Committee’s assessment of key initiatives generally excludes certain non-recurring or extraordinary items.
As detailed in the table below with respect to each Named Executive Officer, respectively, these key initiatives consisted of: revenue growth; FCF; division operating profit, or OP; SmartBusiness 300, or SB300, which is our strategic year-over-year cost reduction initiative to reduce an additional $100 million out of our cost structure; and Next Generation Roadmap, which is our strategic initiative relating to the development of next generation self-service terminals and associated solutions. The Committee’s assessment of 2012 achievement results for each Named Executive Officer’s key initiative performance goals are also indicated in the table below.
Individual performance goals and results: Individual goals are directly tied to the individual’s operating unit, functional area or department, and may consist of a combination of quantitative and qualitative measures. The CEO develops and proposes the individual goals for his management team, which are approved by the Committee at the beginning of each fiscal year, and the Board sets the CEO’s individual performance objectives. Individual goals are approved at threshold, target and maximum achievement levels. The individual achievement goals for each Named Executive Officer are indicated in the table and footnote below, as well as the Board’s assessment of 2012 achievement for the CEO, and the Committee’s assessment of 2012 achievement for the remaining Named Executive Officers.

Named Executive Officer & Goals		Weight	2012 Performance Threshold/Target/Maximum	2012 Achievement
Thomas W. Swidarski	Non-GAAP EPS:	50%	$2.20 / $2.50 / $2.80	Actual: $2.07 - Did not achieve
	Revenue Growth:	20%	Increase of: 2.5% / 5% / 7.5%	Actual: 5.9% increase - Achieved at target
	FCF:	10%	$130M / $150M / $170M	Actual: $85.8M - Did not achieve
	Individual Goals:[1]	20%	--	Achieved at target
Bradley C. Richardson	Non-GAAP EPS:	50%	$2.20 / $2.50 / $2.80	Actual: $2.07 - Did not achieve
	FCF:	30%	$130M / $150M / $170M	Actual: $85.8M - Did not achieve
	Individual Goals:[1]	20%	--	Achieved at target
Charles E. Ducey, Jr.	Non-GAAP EPS:	20%	$2.20 / $2.50 / $2.80	Actual: $2.07 - Did not achieve
	FCF:	20%	$130M / $150M / $170M	Actual: $85.8M - Did not achieve
	North America OP:[1]	40%	--	Achieved between threshold and target
	Individual Goals:[1]	20%	--	Achieved at target
George S. Mayes, Jr.	Non-GAAP EPS:	50%	$2.20 / $2.50 / $2.80	Actual: $2.07 - Did not achieve
	FCF:	15%	$130M / $150M / $170M	Actual: $85.8M - Did not achieve
	SB300:	15%	$30M / $35M / $40M	Actual: $35M - Achieved at target
	Individual Goals:[1]	20%	--	Achieved at target
Frank A. Natoli, Jr.	Non-GAAP EPS:	50%	$2.20 / $2.50 / $2.80	Actual: $2.07 - Did not achieve
	SB300:	15%	$30M / $35M / $40M	Actual: $35M - Achieved at target
	Next Generation Roadmap:[1]	25%	--	Achieved at target
	Individual Goals:[1]	10%	--	Achieved at target
Leslie A. Pierce	Non-GAAP EPS:	50%	$2.20 / $2.50 / $2.80	Ms Pierce stepped down from the Company effective as of April 18, 2012, and therefore, this determination is not applicable.
	FCF:	15%	$130M / $150M / $170M
	SB300:	15%	$30M / $35M / $40M
	Individual Goals:[1]	20%	--
_______________________________________________________

[1]
Although not all of these goals are quantitative in nature, for those that are, we believe that disclosing the quantitative performance measures relating to specific division or business unit performance or other confidential strategic initiatives, which we do not otherwise disclose publicly, would cause us competitive harm by potentially disrupting our customer relationships and providing competitors with, among other things, insight into our business strategy, pricing margins and capabilities. We typically set target performance at a level that would provide results that are in line with our guidance to our investors or that are otherwise reasonably difficult to achieve relative to historical trends and future expectations at the time the levels are set. Threshold and maximum performance levels are then set to have slightly decreased and increased difficulty, respectively, as compared to target levels. For 2012, the Committee approved the individual goals for the Named Executive Officers, as indicated in the table below. Management develops and proposes the individual goals that are approved by the Committee. These individual goals are based on strategic and operational objectives that are tied to the company’s short− and long−term strategic and financial plans. These individual goals have been selected because they ultimately lead to execution of strategic initiatives, customer satisfaction and increased shareholder value.

Named Executive Officer	Individual Goals	Description
Thomas W. Swidarski	▪ MS/IS Infrastructure	▪ Build out infrastructure to support managed services and Integrated Services® growth.
Bradley C. Richardson	▪ IT/GBS Blueprint Compliance ▪ DRC Process
▪ Execute on financial transformation to support information technology and global business services Blueprint projects, among others.
▪ Continue growth of compliance program consistent with ongoing best practices and continue to enhance the DRC (see “Board Governance
   Committee Risk Oversight” above for more information on the DRC).

Charles E. Ducey, Jr.	▪ Electronic Security revenue and OP	▪ Achieve established Electronic Security revenue and OP goals.
George S. Mayes, Jr.	▪ Cable Print ▪ Product launches	▪ Execute goals related to our Belgium manufacturing operations. ▪ Execute successful launch of new products.
Frank A. Natoli, Jr.	▪ Next Generation Services ▪ Core solutions
▪ Enhance innovation projects within the company’s Next Generation plan and growth of managed services and Integrated Services.
▪ Achieve SB300 metrics and field reliability goals, as well as execution of priority projects.

Leslie A. Pierce	▪ Support FCF objectives ▪ Audit effectiveness ▪ Support DRC ▪ Reporting initiatives ▪ IT/GBS Blueprint Compliance
▪ Financial statement preparation, reporting and quality review.
▪ Establish and maintain certain audit controls.
▪ Develop and monitor key risk mitigation plans around financial risks.
▪ Increase internal and external financial reporting efficiencies.
▪ Optimize process to centralize Blueprint system, and support Blueprint development.

2012 Cash Bonus Plan payouts earned: The table below reflects the cash bonuses earned by each Named Executive Officer for 2012 performance achievement. As noted above, the company did not meet its non-GAAP EPS goal for 2012. Therefore, those cash bonus payouts that were paid in 2013 for 2012 performance did not include any amount for the weighted non-GAAP EPS component.

Named Executive Officer	Actual Bonus Earned	Target Incentive	Actual as a % of Target
Thomas W. Swidarski	$0	$840,000	0%
Bradley C. Richardson	$0	$390,024	0%
Charles E. Ducey, Jr.	$0	$318,507	0%
George S. Mayes, Jr.	$149,093	$270,598	55%
Frank A. Natoli, Jr.	$117,283	$140,664	83%
Leslie A. Pierce	$0	$125,083	0%
Messrs. Swidarski, Richardson and Ducey each earned a cash bonus under some or all of their respective key initiatives and individual performance goals. However, the Committee used its negative discretion to eliminate cash bonus payouts for these three executives. The Committee concluded that, given their respective roles and oversight responsibilities for the company, as a result of the Committee’s assessment of the company’s overall performance in 2012, it was appropriate to eliminate cash bonuses for them. For Messrs. Mayes and Natoli, cash bonus payouts and their respective percent of target figures, were calculated based on their individual levels of achievement within their respective key initiatives and individual performance goals as related to the percentage weighting of each achievement (shown in the tables above). Ms. Pierce stepped down from the company in April 2012, and therefore, was not eligible for a cash bonus.
Long-Term Incentives
The Committee believes in a balanced approach to long-term incentive compensation. As such, our practice is to grant total long-term incentive value according to the following weights:

•	Restricted stock units (RSUs): 20%

•	Stock options: 40%

•	Performance shares: 40%
In this manner, the Committee strikes a balance of awards based on the full value of our shares, awards tied solely to stock price appreciation, and awards tied to performance and stock price growth. The Committee believes this mix aligns our long-term incentive compensation with market practice, mitigates risk and enhances our shareholder alignment.
To determine annual award sizes of each type of long-term incentive, the Committee considers individual performance, potential future contributions to our business, internal equity, and competitive market values, in addition to management’s recommendations. The Committee approves long-term incentive grants at the regular February Committee meeting, and actual grants are generally made on the day of the February Board Meeting.
RSUs: RSUs provide a base level of retention value in our executive compensation program, and incentive for building shareholder value. RSUs provide additional value if our stock price appreciates and vest at the end of three years following the grant date. The expected value of an RSU at the time of grant (based on our stock price) is used to determine the number of RSUs awarded. Dividend equivalents are paid on RSU awards.
Stock options: Stock options provide value based solely on stock price appreciation. Grants of stock options have a ten-year term and vest ratably over a four-year period. The exercise price is based on the closing price of our common stock on the grant date and is valued using the Black-Scholes option valuation method.
Performance shares: The ultimate measure of our success is shareholder return, measured by stock price performance and dividends. Performance shares are earned over a three-year performance period based solely on our TSR ranking relative to our peer group and the S&P Midcap 400 Index. This approach underscores the importance of providing shareholder returns equal to or greater than those companies similar to us as well as to the broader market of companies we compete with for investment. Moreover, it also balances the focus of stock options, the value of which is tied to the absolute growth in our stock price. The number of shares earned at the completion of the performance cycle may range from 0% to 200% of target, based on our relative ranking against these two groups of companies. No dividends are paid until shares are earned.

•	For the grant covering the 2010 to 2012 performance period:

▪	The performance period began on January 1, 2010 and ended on the date of our year-end earnings release in 2013 following the completion of the 2012 fiscal year.

▪
The minimum performance requirement was the 20th percentile against both our peer group and the S&P Midcap 400 Index (25% payout is earned at minimum). The maximum performance requirements were: (a) the 60th percentile of one group and highest ranking in the other, (b) the 70th percentile in one group and 90th percentile in the other, or (c) the 80th percentile of both groups (200% payout is earned at maximum).

•	For grants starting in 2011, the Committee approved the following changes:

•
The end of the performance period is December 31st of the third year, and the stock prices used to determine the starting and ending points are based on the trailing 20-day average stock price immediately preceding both the January 1st start date and the December 31st ending date.

•	The minimum performance requirement was raised to 35th percentile of both groups. The maximum performance requirement was solidified as the 80th percentile of both groups.

Our TSR for the 2010 to 2012 performance period was 20.4%, which ranked in the 23rd percentile versus our peer group of 44 companies from 2010, and the 27th percentile versus the S&P Midcap 400 Index. The corresponding payout from the Committee-approved performance/payout scale was 30% of each Named Executive Officer’s target grant. The Committee did not exercise negative discretion to adjust the final award.

Named Executive Officer	2010 - 2012 Performance Shares Granted at Target	2010 - 2012 Performance Shares Actually Earned	% of Target
Thomas W. Swidarski	42,500	12,750	30%
Bradley C. Richardson	6,500	1,950	30%
Charles E. Ducey, Jr.	5,500	1,650	30%
George S. Mayes, Jr.	5,500	1,650	30%
Frank A. Natoli, Jr.	2,000	600	30%
Leslie A. Pierce[1]	2,750	642	30%
____________________________
1     Pursuant to her separation agreement, as further discussed in “Employment and Separation Agreements” below, Ms. Pierce’s 2010 to 2012 performance shares actually earned for 2012 have been pro-rated in this table based on the length of her employment in 2012.

2012 Long-Term Incentives: The Committee performed a thorough review of competitive market data for each Named Executive Officer, individual and company performance, and management’s recommendations. Based on that review and the Committee’s objective to deliver 50th percentile total compensation, the Committee approved the following equity grants to our Named Executive Officers in 2012:

Named Executive Officer	Stock Options	Performance Shares at Target[1]	RSUs
Thomas W. Swidarski	174,000	52,000	24,000
Bradley C. Richardson	40,000	12,000	5,500
Charles E. Ducey, Jr.	40,000	12,000	5,500
George S. Mayes, Jr.	25,000	7,500	4,500
Frank A. Natoli, Jr.	16,500	5,000	2,300
Leslie A. Pierce[2]	7,250	2,500	1,250
_________________________

[1]
Actual performance share awards ultimately granted to Mr. Ducey for the 2012 to 2014 performance period will be pro-rated pursuant to his separation agreement, as further discussed in “Employment and Separation Agreements” below.

[2]
Pursuant to her separation agreement, as further discussed in “Employment and Separation Agreements” below, Ms. Pierce received all of the stock options indicated in this table; however, she only received a pro-rated portion of these 2012 performance shares at target and 2012 RSUs, which amount to 278 and 104, respectively.

Executive Stock Ownership Guidelines
The Committee believes that stock ownership guidelines reinforce executive and shareholder alignment. Our executive stock ownership guidelines are:

•	CEO: Five times salary

•	CEO direct reports: Three times salary

•	Performance share participants: One and a half times salary
Executives must retain at least 50% of the net shares of stock received from any equity-based awards, after deductions for taxes and exercise costs, until the guidelines are met. After the guidelines are met, executives must hold at least 50% of the net shares of stock received from any equity-based awards, after such deductions, for at least one year.
In determining an executive’s stock holdings, we count the shares beneficially owned by the executive, including the after-tax value of the following stock equivalents: RSUs, shares deferred pursuant to our deferred compensation program (discussed below in “Non-Qualified Deferred Compensation”), and shares owned through the executive’s 401(k) savings plan account. Outstanding options and unearned performance shares do not count toward the executives’ stock ownership guidelines.
The Committee reviews management’s stock holdings annually to monitor progress toward the stock ownership guidelines. However, we do not impose any penalties on executives who fail to meet the stock ownership guidelines. This is because the guidelines mandate some level of stock ownership whenever an executive would realize any value from an equity-based award. Moreover, we do not allow executives to hedge the economic risk associated with stock ownership. The stock holdings of the Named Executive Officers are set forth above under “Security Ownership of Directors and Management.”
2013 Compensation Decisions
In an ongoing effort of continuous improvement, our commitment to becoming a “top tier” performer, support of our longer-term business strategy, and enhancement our pay-for-performance alignment, the Committee approved the following program modifications for 2013 to provide greater focus on critical strategic objectives:

Plan	Comments
Annual Cash Bonus	Non-GAAP EPS will continue to be an important measurement for some executives. However, performance measurements for most executives will focus on FCF.
Stock Options	Modified vesting from four years to three years, ratable, for alignment with our performance shares and RSUs.
Long-Term Incentives	Increased the performance share weighting to 50% of our total long-term incentive opportunity. Stock options were lowered to 30% weighting. RSUs remained at 20% weighting.
Company Car Program	Eliminated effective March 2013, except for specific positions that need a car for business purposes. The Named Executive Officers will no longer participate in the program.
Personal Benefits

Our executives, including the Named Executive Officers, participate in the following programs:

Benefits

We provide executives with medical, dental, long-term disability, and life insurance under the same programs used to provide benefits to all U.S.-based associates. Our executives may buy additional life insurance coverage at their own expense. The maximum life insurance coverage that may be purchased by an executive is $1.5 million. Our executives’ personal benefits are not tied to individual or company performance and changes to these benefits reflect the changes to the benefits of all U.S.-based associates.

Perquisites

We provide our executives with limited perquisites. The Committee believes that these benefits are set at a reasonable level, are highly valued by recipients, have limited cost to the company, are part of a competitive reward system, and help in attracting and retaining top management talent. Perquisites received by executives include the following, the values of which differ based on an executive’s reporting level:

•
Country club memberships, which are anticipated to be used for business as well as personal purposes. As of December 2008, this perquisite was discontinued for all of our Named Executive Officers, except our CEO, as it was felt that he, more so than our other executives, would benefit from the business development and networking opportunities provided by his club memberships.

•	Reimbursement for financial planning services.

•
A complete annual physical exam (assessment of overall health, screening and risk reviews for chronic diseases, exercise and dietary analysis, and other specialty consultations), which helps protect in small measure the investment we make in these key individuals.

•	Company car program, or car allowance, which is being eliminated for all executives, including the Named Executive Officers, effective March 2013.

The Committee periodically reviews our practices in this area and makes any necessary adjustments based on market trends and the cost to provide these benefits.

Deferred Compensation

Our executives, including the Named Executive Officers, may elect to defer receipt of annual cash bonuses and performance shares pursuant to our Deferred Incentive Compensation Plan. Current investment choices under the plan for cash deferrals (cash bonuses and dividends on deferred performance shares) mirror those in our 401(k) plan, except it does not include our common shares. Our deferred compensation plan does not provide participants with additional pay, but merely provides a tax deferred investment vehicle. Moreover, we do not guarantee any specific rate of return and do not contribute to the return that may be earned.

Retirement

We maintain qualified and non-qualified retirement programs. Our executives, including the Named Executive Officers, participate in our qualified defined benefit (pension) and defined contribution (401(k)) plans on the same terms as all U.S.-based associates. In January 2012, in order to better align with market practice, we enhanced our 401(k) match as follows: for employees hired prior to July 1, 2003, we match 30% of the first 6% of pay contributed, and for employees hired on or after such date, we match 60% of the first 6% of pay contributed.

We also have four non-qualified supplemental retirement plans: (1) the Pension Supplemental Executive Retirement Plan, or Pension SERP, (2) the Pension Restoration Supplemental Executive Retirement Plan, or Pension Restoration SERP, (3) the 401(k) Restoration Supplemental Executive Retirement Plan, or 401(k) Restoration SERP, and (4) the 401(k) Supplemental Executive Retirement Plan, or 401(k) SERP. These plans are described in detail below under “2012 Pension and Retirement Benefits.” Participation in the 401(k) Restoration SERP is based on the annual IRS compensation limits. Participation in the other plans is limited to executive officers in positions that help develop, implement and modify our long-term strategic plan, as nominated by the CEO and approved by the Committee. Messrs. Swidarski and Ducey participate in the Pension SERP, Pension Restoration SERP, and the 401(k) Restoration SERP; however, based on design, benefits accrued under the Restoration SERPs and the Pension SERP are not duplicative. Messrs. Richardson and Mayes participate in the 401(k) Restoration SERP and the 401(k) SERP. Ms. Pierce participates in the Pension Restoration SERP and the 401(k) Restoration SERP. Mr. Natoli participates in the 401(k) Restoration SERP.

Change-in-Control Protection

We maintain change-in-control agreements for our executive officers, including the Named Executive Officers, that provide our executives with the potential for continued employment for three years following a change-in-control. As a result, these agreements help retain these executives and provide for management continuity in the event of an actual or threatened change-in-control of the company. They also help ensure that our executives’ interests remain aligned with shareholders’ interests during a time when their continued employment may be in jeopardy. Finally, they provide some level of income continuity should an executive’s employment be terminated without cause in connection with a change-in-control.

The agreements provide:

•	Severance of three times salary for the CEO, and two times salary for the other Named Executive Officers.

•	One year of continued participation in our employee retirement income, health and welfare benefit plans, including perquisites.

•	One year of additional service for determining the executives’ non-qualified retirement benefits.

In addition, the agreements provide a tax gross-up for any excise tax imposed under Section 280G of the Internal Revenue Code, covering severance amounts payable under any other agreement, plan or arrangement. The Committee feels that this tax gross-up is reasonable in light of the salary-only pay definition (bonus is not included in the pay definition) and to ensure that our executives are kept “whole” in the event of a change-in-control so that the individual receives the same after-tax amount as he or she would have received without the imposition of the excise tax.

Change-in-control benefits are only paid upon the occurrence of two events. First, there must be a “change-in-control” of the company, as defined in the agreements. Second, an executive must be terminated without cause or he or she must terminate his or her own employment for good cause, as described in the agreements. In this manner, benefits are only paid to executives if they are adversely affected by a change-in-control, consistent with the agreements’ objectives.

The terms and conditions of these agreements are identical in all material respects, except for the multiple of base salary noted above. The Committee periodically reviews our policy with respect to these change-in-control agreements, and engages its independent compensation consultant to provide a competitive analysis of our practices. The Committee has determined that this type of agreement is still a valued component of overall compensation for purposes of attracting and retaining quality executive officers and, as such, the Committee approved the continued award of these agreements to new executives.

Aon Hewitt’s market review of our change-in-control benefits in late 2011 reflected that defining pay to include only base salary was below market. Therefore, the Committee determined, beginning in 2012, any new change-in-control agreements provided to executives will provide severance benefits defining pay to include base salary and target bonus. However, any new change-in-control agreements will no longer provide a tax gross-up feature for any excise tax imposed under Section 280G of the Internal Revenue Code.

The Committee does not account for the value of these agreements when making other compensation decisions.

Severance Protection

As a result of an analysis in 2011 by Aon Hewitt, the Committee approved our Senior Leadership Severance Policy, or Severance Policy, in order to provide greater consistency for executives that are involuntarily terminated other than for cause or upon certain constructive terminations, in each case separate from a change-in-control. These benefits also provide a consistent approach to ensuring reinforcement of an executive’s confidentiality, non-competition and non-solicitation obligations. The Severance Policy provides for the following:

•
Severance of two times salary and target bonus for the CEO, and one and a half times salary and target bonus for the other Named Executive Officers (except for Ms. Pierce, as discussed in “Employment and Separation Agreements” below), as well as a pro-rated bonus payment in the year of termination, based on actual performance.

•
Two years of continued participation in our employee health and welfare benefit plans for our CEO, and one and one-half years of continued participation for the other Named Executive Officers (excluding perquisites and any qualified or non-qualified pension or 401(k) plans).

•	Vesting of all outstanding unvested options, which shall remain exercisable for three months.

•	Pro-rata vesting of all outstanding restricted stock, RSUs and performance shares (to the extent such performance awards are earned).

•	Professional outplacement services for a limited time period.
Employment and Separation Agreements
Employment Agreements
As disclosed in our Current Report on Form 8-K filed on January 21, 2013, Mr. Swidarski stepped down as our President and Chief Executive Officer, effective as of January 19, 2013, and his departure is considered by the company as an involuntary termination without cause. Prior to his departure, Mr. Swidarski was the only Named Executive Officer with an employment agreement, a copy of which was filed as Exhibit 10.28 to our Annual Report on Form 10-K for the year ended December 31, 2008.

In April 2006, we entered into this employment agreement with Mr. Swidarski, with a term of two years and with automatic one-year renewals thereafter unless either party notified the other at least six months before the scheduled expiration date that the term was not to renew. Pursuant to his agreement, Mr. Swidarski was to receive a base salary of $550,000 for the first year, with a cash bonus opportunity up to 200% of base salary, as well as other compensation. Further, Mr. Swidarski was entitled to a monthly car allowance up to $3,295, financial planning and tax preparation services up to $20,000 annually, country club dues and fees, and an annual physical examination.
As a result of a termination without cause, pursuant to his employment agreement, he is entitled to receive severance payments, including: a lump sum amount equal to two years base salary; a lump sum amount equal to twice his target annual cash bonus for the year in which termination occurs; a pro rata annual cash bonus for the year in which termination occurs, but only to the extent an annual cash bonus is paid to others for the year of termination; and continued participation in our employee benefits plans for a period of two years (not including any qualified or non-qualified pension plan or 401(k) plan). Mr. Swidarski is also subject to non-competition and non-solicitation obligations for a period of two years following his termination of employment, as well as a perpetual obligation of confidentiality, regardless of the circumstances surrounding such termination.
Separation Agreements
Historically, we entered into individually-negotiated separation agreements with our executive officers upon their separation from service in order to reinforce that individual’s confidentiality, non-competition and non-solicitation obligations. Any such separation agreements were typically heavily negotiated, but ultimately consistent with prior separation agreements. Accordingly, in 2011 the Committee approved the Severance Policy discussed above under “Personal Benefits” in order to better align with market practice, provide greater consistency in the event of an involuntary termination, and to minimize the cost of such severance negotiations.
Leslie A. Pierce: On August 6, 2012, we entered into a Separation Agreement and Release with Leslie A. Pierce, our former Vice President and Corporate Controller, who stepped down from the company effective as of April 18, 2012. Pursuant to the separation agreement, Ms. Pierce received a severance payment of $873,471 and, in addition, $26,459 in accrued vacation and $216,529 for attorneys’ fees incurred in connection with the separation agreement. Such payments are not treated as pensionable earnings. Ms. Pierce also received certain equity and other benefits consistent with our Severance Policy, and as detailed below in the “Summary Compensation Table” and “Post-Termination Payments Table.” In consideration of these payments and benefits, Ms. Pierce agreed to a general release of existing and potential claims against us and certain related parties, as well as a non-competition agreement, non-solicitation agreement and confidentiality obligations consistent with our Severance Policy.
Charles E. Ducey, Jr.: As noted in our Current Report on Form 8-K filed on January 28, 2013, Mr. Ducey stepped down from the company effective as of January 23, 2013, and his departure is considered by the company as an involuntary termination without cause. Further, as noted in our Current Report on Form 8-K filed on February 28, 2013, the company and Mr. Ducey entered into a Separation Agreement and Release on February 22, 2013. In that agreement, the company agreed that Mr. Ducey is entitled to receive the severance benefits under our Severance Policy, discussed above in “Personal Benefits,” and other benefits under applicable equity agreements. In consideration of these payments and benefits, Mr. Ducey agreed to a general release of existing and potential claims against us and certain related parties, as well as a non-competition agreement, non-solicitation agreement and confidentiality obligations consistent with our Severance Policy.
Other Compensation Policies

Clawback Policy

In addition to any other rights or remedies legally available to us, all of our equity plans include provisions that allow us to cancel awards or “claw back” any shares received pursuant to awards or the exercise of stock options for certain specified conduct that is deemed detrimental to the company. To the extent that an executive has already received value for such awards, these provisions also allow us to seek reimbursement of such value directly from the executive or through the garnishment of salary or cash bonus. Examples of such detrimental conduct include:

•
Engaging, directly or indirectly, in any activity in competition with us, in any product, service or business activity for which the executive had any direct responsibility or direct involvement during the two previous years.

•	Soliciting one of our employees to terminate his or her employment with us.

•	Unauthorized disclosure of confidential, proprietary or trade secret information obtained during employment with us.

•
Failure to promptly disclose and assign any interest in any invention or idea conceived during the executive’s employment and related to any of our actual or anticipated business, research or development work.

•	Any activity that results in a termination for cause, including gross neglect and any act of dishonesty constituting a felony.
In addition, the Committee has implemented a separate and independent Clawback Policy, effective August 2, 2012, which provides an additional avenue to recover excessive performance-based incentive compensation paid during a three-year look-back period in the event of willful act of misconduct resulting in an obligation on the company to prepare a financial accounting restatement due to a material noncompliance with any reporting requirement under the U.S. federal securities laws.

Insider Trading Policy

Under our Insider Trading Policy, each employee, officer and director of the company is prohibited from buying or selling our securities when he or she is aware of material, non-public information about the company, or information about other public companies which he or she learns as our employee or director. These individuals are also prohibited from providing such information to others. In addition, this policy prohibits employees, officers and directors from engaging in short sales of Diebold stock, and from buying or selling any derivative securities related to Diebold stock.

Company-Imposed Black-Out Periods

As noted above, if an executive is in possession of material non-public information, he or she is prohibited from trading in our stock. Apart from these trading restrictions, we also impose routine black-out periods that prohibit executives, including the Named Executive Officers, from trading during the period that begins two weeks prior to the end of each quarter and extends through the first business day following our next scheduled quarterly earnings release. These self-imposed black-out periods are an example of good corporate governance and help to protect both us and the individual from allegations of insider trading violations.

However, our black-out policy was not intended to penalize employees for this type of positive corporate behavior, and in the past the Committee has approved a cash distribution to employees, including Named Executive Officers, who were barred from exercising stock options prior to their expiration due to extended company-imposed black-out periods. No such exceptions were made during 2012.

Limitations on Deductibility of Compensation

Section 162(m) of the Internal Revenue Code limits the deductibility of executive compensation paid by publicly-held corporations to $1 million per certain executive officers, excluding the CFO. The $1 million limitation does not apply to compensation that qualifies as performance-based. The company considers the tax and accounting impact of all compensation. The Committee intends to maximize the use of performance-based compensation to mitigate the deduction limits. Consequently, our annual and long-term incentive plans have been designed to qualify as performance-based compensation. Solely for purposes of meeting the tax deduction requirements under Section 162(m), no bonus is paid, nor will 2012 RSU grants vest, unless 50% of budgeted non-GAAP EPS is achieved. In some situations, however, in order to attract, retain and reward critical executive talent to maximize shareholder value, the loss of a tax deduction may be necessary and appropriate in certain circumstances.

EXECUTIVE COMPENSATION
The table below summarizes the total compensation earned by each of our Named Executive Officers for the fiscal years ended December 31, 2012, 2011 and 2010, as applicable. The amounts shown include compensation for services in all capacities that were provided to us.

2012 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus($)	Stock Awards[1] ($)	Option Awards[2] ($)	Non-Equity Incentive Plan Compensation[3] ($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings[4] ($)	All Other Compensation[5] ($)	Total ($)
Thomas W. Swidarski Former President and Chief Executive Officer	2012	840,000	—	3,138,360	1,840,920	—	961,014	289,653	7,069,947
	2011	840,000	—	2,408,475	1,522,800	1,000,000	1,075,308	200,680	7,047,263
	2010	800,000	—	1,756,440	1,222,725	800,000	787,477	164,603	5,531,245
Bradley C. Richardson Executive Vice President and Chief Financial Officer	2012	520,032	—	722,895	423,200	—	—	213,022	1,879,149
	2011	499,550	—	505,665	326,700	583,275	—	227,827	2,143,017
	2010	485,000	—	404,260	239,750	615,465	—	226,242	1,970,717
Charles E. Ducey, Jr. Former Executive Vice President, North America Operations	2012	424,676	—	722,895	423,200	—	445,635	76,251	1,970,717
	2011	384,322	—	505,665	272,250	514,223	690,870	56,232	2,423,562
	2010	357,509	—	362,440	143,850	376,253	493,583	54,958	1,788,593
George S. Mayes, Jr. Executive Vice President and Chief Operating Officer (former Executive Vice President, Global Operations)	2012	360,797	—	488,880	264,500	149,093	—	175,522	1,438,792
	2011	351,997	—	406,040	217,800	446,684	—	143,679	1,566,200
	2010	343,412	—	362,440	143,850	404,368	—	120,631	1,374,701
Frank A. Natoli, Jr. Executive VIce President, Chief Innovation Officer	2012	281,328	—	468,797	174,570	117,283	—	44,245	1,086,223
	2011	—	—	—	—	—	—	—	—
	2010	—	—	—	—	—	—	—	—
Leslie A. Pierce [6] Former Vice President and Corporate Controller	2012	75,808	—	154,238	76,705	—	—	1,250,869	1,557,620
	2011	—	—	—	—	—	—	—
	2010	—	—	—	—	—	—	—	—
___________________________________

[1]
For 2012, this column represents the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, for performance shares and RSUs awarded to the Named Executive Officers in 2012. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For the performance shares, such amounts are calculated based on the probable outcome of the relevant performance conditions as of the grant date using a Monte Carlo simulation model. For more information regarding 2012 awards, including the assumptions used in calculating the fair value of performance shares, see the “2012 Grants of Plan-Based Awards Table” below. The maximum number of performance shares that may be earned is also reflected below under the “2012 Grants of Plan-Based Awards Table,” the grant date fair value of which would be: for Mr. Swidarski, $4,602,000; for Mr. Richardson, $1,062,000; for Mr. Ducey, $1,062,000; for Mr. Mayes, $663,750, for Mr. Natoli, $442,500, and for Ms. Pierce, $221,250. The specific terms of the performance shares and RSUs are discussed in more detail in “Compensation Discussion and Analysis.” These amounts reflect the grant date fair value for these awards, and do not necessarily correspond to the actual value that will be realized by the Named Executive Officers.

[2]
For 2012, this column represents the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, for options awarded to the Named Executive Officers in 2012. For more information regarding 2012 grants, see the “2012 Grants of Plan-Based Awards Table” below. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The assumptions used in calculating the fair value of these stock options can be found under Note 3 to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2012. The specific terms of the stock options are discussed in more detail above under “Compensation Discussion and Analysis.” These amounts reflect the grant date fair value for these awards, and do not necessarily correspond to the actual value that will be realized by the Named Executive Officers.

[3]
For 2012, this column reflects amounts earned by the Named Executive Officers under our Annual Cash Bonus Plan for the 2012 fiscal year, but that were not actually paid out until February 2013. For a more detailed description of the related performance measures for the Annual Cash Bonus Plan, see above under “Compensation Discussion and Analysis.”

[4]
For 2012, these amounts shown are the difference between the value of pension benefits earned as of December 31, 2012 based on a 4.21% discount rate and the RP-2000 Combined Healthy Mortality Table with mortality improvement to December 31, 2012 based on Scale AA and the value of pension benefits earned as of December 31, 2011 based on a 5.04% discount rate and the RP-2000 Combined Healthy Mortality Table with mortality improvement to December 31, 2011 based on Scale AA. Further, the values were determined assuming the probability is nil that the Named Executive Officer will terminate, retire, die or become disabled before normal retirement date. There was no above-market or preferential interest earned by any Named Executive Officer in 2012 on non-qualified deferred compensation. The benefit values for Mr. Swidarski and Mr. Ducey reflect their participation in the Qualified Retirement Plan, Pension SERP and Pension Restoration SERP based upon 16 and 34 years of service, respectively, as discussed further in “2012 Pension Benefits” below. In addition, the present value of Ms. Pierce’s pension benefit decreased by a total of $72,279, which reflects a decrease of $43,818 in the Qualified Plan due to her election to receive the value as a lump sum, as discussed in “Pension Benefits” below, and a decrease of $28,461 in the Pension Restoration SERP due to the recognition of the actual form of payment she elected; and, in accordance with SEC rules, the negative change in pension value is shown as zero in this table.

[5]
For 2012, the amounts reported for “All Other Compensation” consist of amounts provided to the Named Executive Officers as outlined in the table below, with respect to (a) the use of a car or cash in lieu thereof (which will be discontinued as of March 2013), (b) club memberships for Mr. Swidarski, (c) the dollar value of executive life insurance premiums paid by us for the benefit of the executive, (d) amounts contributed for the executive by us under our 401(k) plan and any non-qualified defined contribution plan, including taxes attributable to such non-qualified defined contribution plan, for which the executive is a participant, (e) financial planning services/tax assistance, (f) dividend equivalents paid on unvested RSUs, and (g) other. For all Named Executive Officers, the amount in column (g) reflects the approximate value of an annual physical exam provided to our executives, and for Messrs. Swidarski and Richardson, this column includes expenses related to the company’s sales awards recognition program. For Ms. Pierce, the amount in column (g) also reflects severance-related payments and expenses totaling $1,116,459 (severance payments, accrued vacation and attorneys fees), as well as the value of stock option awards accelerated pursuant to her separation agreement, as discussed in “Employment and Separation Agreements” above, with an aggregate intrinsic value of $123,058 (the difference between the closing market price of the company’s shares on the effective date of her separation and the exercise price, multiplied by the number of “in-the-money” options), as also reflected in the “Post-Termination Payments Table” below.

	All Other Compensation ($)
Named Executive Officer	(a)	(b)	(c)	(d)	(e)	(f)	(g)
Thomas W. Swidarski	23,400	72,280	2,346	37,976	20,000	119,130	14,521
Bradley C. Richardson	11,250	—	1,870	132,286	10,000	47,709	9,907
Charles E. Ducey, Jr.	14,256	—	2,513	20,502	10,000	25,080	3,900
George S. Mayes, Jr.	14,256	—	1,286	122,140	10,000	23,940	3,900
Frank A. Natoli, Jr.	8,193	—	—	14,425	—	17,727	3,900
Leslie A. Pierce	—	—	—	4,556	—	2,896	1,243,417

[6]	Ms. Pierce’s annual salary of $250,166 was pro-rated based on her length of employment in 2012.

2012 Grants of Plan-Based Awards Table

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Future Payouts Under Equity Incentive Plan Awards[2]			All Other Stock Awards: Number of Shares of Stock or Units[3] (#)	All Other Option Awards: Number of Securities Underlying Options[4] (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards[5] ($)
Name	Grant Date	Thresh. ($)	Target ($)	Max. ($)	Thresh. (#)	Target (#)	Max. (#)
Thomas W. Swidarski	2/8/2012	-	-	-	-	-	-	-	174,000	34.89	1,840,920
	2/8/2012	-	-	-	-	-	-	24,000	-	-	837,360
	2/8/2012	-	-	-	13,000	52,000	104,000	-	-	-	2,301,000
	2/8/2012	336,000	840,000	1,680,000	-	-	-	-	-	-	-
Bradley C. Richardson	2/8/2012	-	-	-	-	-	-	-	40,000	34.89	423,200
	2/8/2012	-	-	-	-	-	-	5,500	-	-	191,895
	2/8/2012	-	-	-	3,000	12,000	24,000	-	-	-	531,000
	2/8/2012	156,010	390,024	780,048	-	-	-	-	-	-	-
Charles E. Ducey, Jr.	2/8/2012	-	-	-	-	-	-	-	40,000	34.89	423,200
	2/8/2012	-	-	-	-	-	-	5,500	-	-	191,895
	2/8/2012	-	-	-	3,000	12,000	24,000	-	-	-	531,000
	2/8/2012	127,403	318,507	637,014	-	-	-	-	-	-	-
George S. Mayes, Jr.	2/8/2012	-	-	-	-	-	-	-	25,000	34.89	264,500
	2/8/2012	-	-	-	-	-	-	4,500	-	-	157,005
	2/8/2012	-	-	-	1,875	7,500	15,000	-	-	-	331,875
	2/8/2012	108,239	270,598	541,196	-	-	-	-	-	-	-
Frank A. Natoli, Jr.	2/8/2012	-	-	-	-	-	-	-	16,500	34.89	174,570
	2/8/2012	-	-	-	-	-	-	2,300	-	-	80,247
	2/8/2012	-	-	-	1,250	5,000	10,000	-	-	-	221,250
	2/8/2012	56,266	140,664	281,328	-	-	-	-	-	-	-
	8/13/2012	-	-	-	-	-	-	5,000	-	-	167,300
Leslie A. Pierce[6]	2/8/2012	-	-	-	-	-	-	-	7,250	34.89	76,705
	2/8/2012	-	-	-	-	-	-	1,250	-	-	43,613
	2/8/2012	-	-	-	625	2,500	5,000	-	-	-	110,625
	2/8/2012	50,033	125,083	250,166	-	-	-	-	-	-	-
___________________________________

[1]
These columns present information about the potential payout under our Annual Cash Bonus Plan for fiscal year 2012. The actual amount paid in February 2013 is reflected above in the “2012 Summary Compensation Table” under the column “Non-Equity Incentive Plan Compensation.” For a more detailed description of the related performance measures for our Annual Cash Bonus Plan, see above under “Compensation Discussion and Analysis.”

[2]
These columns present information about performance shares awarded during 2012 pursuant to the 1991 Plan. The performance measures will be calculated over the three-year period beginning on January 1, 2012 and ending on December 31, 2014. No amount is payable unless the threshold performance is exceeded. The maximum award amount, which can be up to 200% of the target amount, will be earned only if we achieve maximum performance. For a more detailed description of the performance shares and the related performance measures, see above under “Compensation Discussion and Analysis.”

[3]	This column presents information about RSUs awarded during 2012 pursuant to the 1991 Plan. For a more detailed description of the RSUs, see above under “Compensation Discussion and Analysis.”

[4]
All stock option grants were new and not granted in connection with an option re-pricing transaction, and the terms of the stock options were not materially modified in 2012. For a more detailed description of the stock options, see above under “Compensation Discussion and Analysis.”

[5]
For performance shares, the fair value of $44.25 per share as of the grant date was calculated using a Monte Carlo simulation model, and such values reflect the total amount that we would expect to expense in our financial statements over the awards’ three-year performance period, based on the probable outcome of the performance conditions, excluding the effect of estimated forfeitures, in accordance with FASB ASC Topic 718. The assumptions used in calculating the fair value of these performance shares were as follows: (a) an expected performance period of three years; (b) a risk-free interest rate of 0.4%, which is the interest rate for a zero-coupon U.S. government bond, with a maturity of three years; (c) volatility of 32.9%, calculated using the daily ending stock price for the equivalent period to the expected term prior to grant date; and (d) a dividend yield of 3.27% as of the grant date. For RSUs, the fair value is calculated using the closing market price of the shares on the February 8, 2012 grant date of $34.89, and $33.46 for Mr. Natoli’s August 13, 2012 grant, and such values reflect the total amount that we would expect to expense in our financial statements over the awards’ three-year vesting period. For stock options, the fair value was calculated using the Black-Scholes value on the grant date of $10.58, calculated in accordance with FASB ASC Topic 718. The assumptions used in calculating the fair value of these stock options can be found under Note 3 to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2012.

[6]	Awards for Ms. Pierce have not been pro-rated in this table to reflect the length of her employment in 2012.
In 2012, we were party to an employment agreement with Mr. Swidarski, and we entered into a Separation Agreement and Release with Ms. Pierce. For more information about these agreements, see “Employment and Separation Agreements” above under “Compensation Discussion and Analysis.”

Outstanding Equity Awards at 2012 Fiscal Year-End
The following table provides information relating to exercisable and unexercisable stock options as of December 31, 2012 for the Named Executive Officers. In addition, the following table provides information relating to grants of RSUs and performance shares to the Named Executive Officers that have not yet vested as of December 31, 2012. No stock appreciation rights were outstanding as of December 31, 2012.

		Option Awards[1]					Stock Awards
		Number of Securities Underlying Unexercised Options		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)
									Equity Incentive Plan Awards:
Name	Grant Date of Award	Exercisable (#)	Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested[2] (#)	Market Value of Shares or Units of Stock That Have Not Vested[3] ($)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested[4] ($)
Thomas W. Swidarski	2/11/2004	25,000	—	—	53.10	2/10/2014	—	—	—	—
	2/10/2005	22,900	—	—	55.23	2/9/2015	—	—	—	—
	2/13/2008	19,757	—	—	25.53	2/12/2018	—	—	—	—
	2/11/2009	112,500	37,500	—	24.79	2/10/2019	—	—	—	—
	2/11/2010	63,750	63,750	—	27.88	2/10/2020	—	—	—	—
	2/14/2011	33,750	101,250	—	33.75	2/13/2021	—	—	—	—
	2/8/2012	—	174,000	—	34.89	2/7/2022	—	—	—	—
	2/14/2007	—	—	—	—	—	40,000	1,224,400	—	—
	2/11/2010	—	—	—	—	—	20,500	627,505	—	—
	2/14/2011	—	—	—	—	—	20,000	612,200	—	—
	2/8/2012	—	—	—	—	—	24,000	734,640	—	—
	2/11/2010	—	—	—	—	—	—	—	42,500	1,300,925
	2/14/2011	—	—	—	—	—	—	—	43,500	1,331,535
	2/8/2012	—	—	—	—	—	—	—	52,000	397,930
Bradley C. Richardson	11/23/2009	22,500	7,500	—	26.43	11/22/2019	—	—	—	—
	2/11/2010	12,500	12,500	—	27.88	2/10/2020	—	—	—	—
	2/10/2011	7,500	22,500	—	32.67	2/9/2021	—	—	—	—
	2/8/2012	—	40,000	—	34.89	2/7/2022	—	—	—	—
	2/11/2010	—	—	—	—	—	8,000	244,880	—	—
	2/10/2011	—	—	—	—	—	4,500	137,745	—	—
	2/8/2012	—	—	—	—	—	5,500	168,355	—	—
	2/11/2010	—	—	—	—	—	—	—	6,500	198,965
	2/10/2011	—	—	—	—	—	—	—	9,000	275,490
	2/8/2012	—	—	—	—	—	—	—	12,000	91,830
Charles E. Ducey, Jr.[5]	2/11/2004	5,000	—	—	53.10	2/10/2014	—	—	—	—
	2/10/2005	4,600	—	—	55.23	2/9/2015	—	—	—	—
	2/20/2006	10,000	—	—	39.43	2/19/2016	—	—	—	—
	2/14/2007	9,500	—	—	47.27	2/13/2017	—	—	—	—
	2/11/2009	—	3,750	—	24.79	2/10/2019	—	—	—	—
	2/11/2010	7,500	7,500	—	27.88	2/10/2020	—	—	—	—
	2/10/2011	6,250	18,750	—	32.67	2/9/2021	—	—	—	—
	2/8/2012	—	40,000	—	34.89	2/7/2022	—	—	—	—

Name		Option Awards[1]					Stock Awards
		Number of Securities Underlying Unexercised Options		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)
									Equity Incentive Plan Awards:
	Grant Date of Award	Exercisable (#)	Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested[2] (#)	Market Value of Shares or Units of Stock That Have Not Vested[3] ($)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested[4] ($)
Charles E. Ducey, Jr.[5]	2/20/2006	—	—	—	—	—	4,500	137,745	—	—
(continued)	2/11/2010	—	—	—	—	—	7,500	229,575	—	—
	2/10/2011	—	—	—	—	—	4,500	137,745	—	—
	2/8/2012	—	—	—	—	—	5,500	168,355	—	—
	2/11/2010	—	—	—	—	—	—	—	5,500	168,355
	2/10/2011	—	—	—	—	—	—	—	9,000	275,490
	2/8/2012	—	—	—	—	—	—	—	12,000	91,830
George S. Mayes, Jr.	2/10/2005	3,000	—	—	55.23	2/9/2015	—	—	—	—
	2/20/2006	8,000	—	—	39.43	2/19/2016	—	—	—	—
	2/14/2007	9,500	—	—	47.27	2/13/2017	—	—	—	—
	2/11/2009	—	3,750	—	24.79	2/10/2019	—	—	—	—
	2/11/2010	—	7,500	—	27.88	2/10/2020	—	—	—	—
	2/10/2011	5,000	15,000	—	32.67	2/9/2021	—	—	—	—
	2/8/2012	—	25,000	—	34.89	2/7/2022	—	—	—	—
	2/20/2006	—	—	—	—	—	4,500	137,745	—	—
	2/11/2010	—	—	—	—	—	7,500	229,575	—	—
	2/10/2011	—	—	—	—	—	4,500	137,745	—	—
	2/8/2012	—	—	—	—	—	4,500	137,745	—	—
	2/11/2010	—	—	—	—	—	—	—	5,500	168,355
	2/10/2011	—	—	—	—	—	—	—	6,500	198,965
	2/8/2012	—	—	—	—	—	—	—	7,500	57,394
Frank A. Natoli, Jr.	2/14/2007	700	—	—	47.27	2/13/2017	—	—	—	—
	2/11/2009	—	750	—	24.79	2/10/2019	—	—	—	—
	2/11/2010	—	2,500	—	27.88	2/10/2020	—	—	—	—
	2/10/2011	—	6,375	—	32.67	2/9/2021	—	—	—	—
	2/8/2012	—	16,500	—	34.89	2/7/2022	—	—	—	—
	2/11/2010	—	—	—	—	—	4,750	145,398	—	—
	2/10/2011	—	—	—	—	—	6,000	183,660	—	—
	2/8/2012	—	—	—	—	—	2,300	70,403	—	—
	8/13/2012	—	—	—	—	—	5,000	153,050	—	—
	2/11/2010	—	—	—	—	—	—	—	2,000	61,220
	2/10/2011	—	—	—	—	—	—	—	2,750	84,178
	2/8/2012	—	—	—	—	—	—	—	5,000	38,263
Leslie A. Pierce[6]	2/11/2010	—	—	—	—	—	—	—	2,139	65,475
	2/10/2011	—	—	—	—	—	—	—	1,111	34,008
	2/8/2012	—	—	—	—	—	—	—	278	2,127
___________________________________

[1]	All stock options outstanding at the 2012 fiscal year-end vest ratably over a four-year period beginning on the first anniversary of the date of grant.

[2]
This column reflects unvested RSUs granted to the Named Executive Officers that had not yet vested as of December 31, 2012. Included in this column are special grants of RSUs awarded to Messrs. Ducey, and Mayes on February 20, 2006 of 9,000 RSUs each, with a seven-year cliff vest; however, pursuant to the terms of the RSU grants, one-half of these awards vested on August 7, 2007, when our stock price reached $50 per share for 20 consecutive trading days. The remainder of these special grants may vest early if our stock price reaches $60 per share for 20 consecutive trading days. Also included in this column is a special grant of RSUs awarded to Mr. Swidarski on February 14, 2007 of 40,000 RSUs with a seven-year cliff vest; however, pursuant to the terms of the RSU grant, one-half of this award may vest early if our stock price reaches $62 per share for 20 consecutive trading days and the remainder may vest early if our stock price reaches $75 per share for 20 consecutive trading days. The remaining RSUs included in this column have a three-year cliff vest.

[3]	The market value was calculated using the closing price of our common shares of $30.61 as of December 31, 2012.

[4]
This column reflects the probable outcome, as of December 31, 2012, of performance shares granted to the Named Executive Officer for the performance periods 2010 to 2012, 2011 to 2013 and 2012 to 2014. For the 2010 to 2012 and 2011 to 2013 performance periods, the current performance as of December 31, 2012 was between threshold and target, and, as such, pursuant to SEC rules, this column reflects the target payout for these periods. For the 2012 to 2014 performance period, the current performance as of December 31, 2012 is below threshold, and, as such, pursuant to SEC rules, this column reflects the threshold payout for that period.

[5]
As noted above, Mr. Ducey stepped down as our Executive Vice President, North America Operations effective as of January 23, 2013. For further information on the treatment of Mr. Ducey’s outstanding equity awards as a result of his departure, see “Employment and Separation Agreements” above.

[6]
The amount of performance shares shown for Ms. Pierce is pro-rated to reflect her period of employment for 2012. For further discussion, see “Employment and Separation Agreements” and “2012 Pay Elements” above.

2012 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise[1] ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting[2] ($)
Thomas W. Swidarski	170,243	1,263,459	35,000	1,357,300
Bradley C. Richardson	—	—	27,788	859,868
Charles E. Ducey, Jr.	29,250	278,010	5,250	203,595
George S. Mayes, Jr.	28,750	350,363	5,250	203,595
Frank A. Natoli, Jr.	8,125	105,162	1,050	40,719
Leslie A. Pierce	35,100	276,522	4,656	179,788
___________________________________

[1]
The value realized is calculated by multiplying the number of stock options by the difference between the market value of the underlying securities on the date of exercise and the exercise price of the stock option.

[2]
The value realized is calculated for RSUs and performance shares by multiplying the number of shares of stock or units, as applicable, by the market value of the underlying securities on the vesting date. The number of shares actually received upon vesting may be less than the number shown, due to shares being withheld for the payment of applicable taxes.

2012 Pension and Retirement Benefits

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit[1] ($)	Payment During Last Fiscal Year ($)
Thomas W. Swidarski	Qualified Retirement Plan	16.3333	$382,884	-
	Pension SERP	16.3333	$1,493,575	-
	Pension Restoration SERP	16.3333	$2,375,731	-
Bradley C. Richardson	-	-	-	-
Charles E. Ducey, Jr.	Qualified Retirement Plan	34.1667	$720,484	-
	Pension SERP	34.1667	$499,344	-
	Pension Restoration SERP	34.1667	$1,478,260	-
George S. Mayes, Jr.	-	-	-	-
Frank A. Natoli, Jr.	-	-	-	-
Leslie A. Pierce[2]	Qualified Retirement Plan	21.3333	$241,787	$241,787
	Pension Restoration SERP	21.3333	$143,827	-
___________________________________

[1]
The values are determined based on a 4.21% discount rate and the RP-2000 Combined Healthy Mortality Table with projected mortality improvement to December 31, 2012 based on Scale AA and are calculated assuming that the probability is nil that a Named Executive Officer terminates, dies, retires or becomes disabled before normal retirement date.

[2]
Ms. Pierce was paid a lump sum equal to the value of her Qualified Retirement Plan Benefit in December 2012, as part of a one-time window for eligible terminated vested participants to elect a lump sum, as discussed in “Qualified Retirement Plan” below.

Messrs. Swidarski and Ducey, and Ms. Pierce while an employee during 2012, participate in the Diebold, Incorporated Retirement Plan for Salaried Employees, or Qualified Retirement Plan, which provides funded, tax-qualified benefits under the Internal Revenue Code to all salaried and non-union hourly U.S.-based employees who were hired before July 1, 2003. This plan provides benefits that are limited by Internal Revenue Code requirements applicable to all tax-qualified pension plans. We also maintain three defined benefit Supplemental Executive Retirement Plans, or SERPs, which provide unfunded, non-qualified benefits to select executives. The purpose of the SERPs is to provide additional benefits above those provided under the Qualified Retirement Plan. Messrs. Swidarski and Ducey also participate in the Pension Restoration SERP and the Pension SERP. Ms. Pierce participates in the Pension Restoration SERP.
Qualified Retirement Plan
The benefit provided under the Qualified Retirement Plan is payable as a life annuity beginning at normal retirement age (age 65). The benefit is determined based on the following formula:

•	0.8% of final average compensation up to the Covered Compensation level; plus

•	1.25% of final average compensation in excess of the Covered Compensation level;

•	which sum is multiplied by years of service (subject to a maximum of 30 years).

In addition, a benefit equal to $50.40 times the number of years of service (subject to a maximum of 30 years) is added to the amount determined above.
Final average compensation is an average of the five highest consecutive full calendar years of salary and bonus out of the last ten full calendar years, with each year’s compensation held to a maximum of the IRS compensation limit for that year ($250,000 in 2012). The participant’s individual “Covered Compensation” is as defined under the Internal Revenue Code. The benefit is payable for the lifetime of the participant, with alternative forms of payment available to the participant with an actuarial reduction.
Participants may retire early if they are at least age 50 and the sum of their age plus service is at least 70, or at any age with 30 years of service. Benefits may begin upon retirement on an actuarially reduced basis. Participants with at least 15 years of service who become disabled while employed are eligible for an immediate unreduced benefit. Participants terminating with at least five years of service are entitled to a deferred vested benefit at age 65, or may commence the benefit on an actuarially reduced basis, if they are at least age 50 and the sum of their age plus service is at least 70.
The company amended the Qualified Retirement Plan during 2012 to allow terminated vested participants a one-time option to receive their pension benefits as a lump sum. Mr. Pierce was the only Named Executive Officer eligible for this option. She elected to receive a lump sum of her Qualified Retirement Plan benefit, which was distributed to her in December, 2012.
Mr. Swidarski has additional annual benefits payable from the Qualified Retirement Plan in the amount of $4,668, as a result of a transfer of a portion of his Pension SERP benefits. This amount is payable at the same time as the Pension SERP described below as a 100% joint and survivor annuity benefit.
Pension Restoration SERP
Benefits under the Pension Restoration SERP are determined using the same formula as stated above for the Qualified Retirement Plan except the IRS compensation limit is ignored. Net benefits payable from the Pension Restoration SERP at age 65 equal the difference between the benefit determined using total pensionable pay, ignoring qualified plan compensation limits, and the benefit payable from the Qualified Retirement Plan. All other provisions of the Pension Restoration SERP are identical to the Qualified Retirement Plan with the exception of the actuarial reduction factors for retirement before age 65. Messrs. Swidarski and Ducey, and Ms. Pierce, are the only Named Executive Officers who were participants in the Pension Restoration SERP in 2012.
Pension SERP
The Pension SERP provides a supplemental monthly retirement benefit in an amount such that a participant’s total retirement benefit from the Qualified Retirement Plan, the Pension Restoration SERP, the annuity equivalent of the projected employer-provided balance in the 401(k) Restoration SERP (assuming a 3% employer match and a fixed rate of return of 8%) and the Pension SERP, plus one-half of the participant’s anticipated Social Security benefit payable at age 65, equals 50% (pro-rated for less than 25 years of service) of the participant’s final average compensation received from us during the highest five consecutive full calendar years of the last ten full calendar years of employment. Compensation is defined for this purpose as salary plus bonus accrued for each such calendar year. The Pension SERP benefits are payable at age 65 as a straight life annuity. Joint and survivor options are available on an actuarially equivalent basis. Benefits are available to participants retiring or terminating employment with at least 10 years of service, and are payable at the later of (1) attaining both the age of 50 and 70 points (determined by age plus years of service), or (2) separation from service (on a reduced basis if payments begin before age 65). Participants who become disabled while employed and have at least 15 years of service are eligible for an immediate benefit.
Accrued benefits under the Pension SERP are fully vested in the event of a change-in-control of the company. Messrs. Swidarski and Ducey are the only Named Executive Officers who were participants in the Pension SERP in 2012. Mr. Swidarski receives enhanced benefits such that he accrues the full 50% target ratably over his entire service at age 60.
Present Value of Accumulated Benefits
The “Present Value of Accumulated Benefits” is the single-sum value as of December 31, 2012, of the annual pension benefit that was earned through that date payable under a plan beginning at the Named Executive Officer’s normal retirement age. The normal retirement age is defined as age 65 for the Qualified Retirement Plan, Pension Restoration SERP and Pension SERP. For Mr. Swidarski, a portion of the Qualified Retirement Plan benefit is payable at the same time and in the same form of payment as benefits in the Pension SERP (as a 100% joint and survivor benefit). We used certain assumptions to determine the single-sum value of the annual benefit that is payable beginning at normal retirement age. The key assumptions are as follows:

•	An interest rate of 4.21%, the FASB ASC 715 discount rate as of December 31, 2012;

•	The RP-2000 Combined Healthy Mortality Tables for males and females projected with mortality improvement to December 31, 2012 using Scale AA;

•	A probability of 100% that benefits are paid as annuities; and

•	No probability of termination, retirement, death, or disability before normal retirement age.
Extra Credited Service
Mr. Swidarski has been granted the ability to accrue, for benefit calculation purposes only, 1.124 years of service for each year of service until the full 50% target benefit in the Pension SERP is accrued at age 60. We reserve the discretion to provide such grants of extra service on a case-by-case basis. Factors that might warrant such a grant would include, but not be limited by, the following: the recruitment of an executive who is foregoing benefits under a prior employer’s SERP or other non-qualified deferred compensation plans, or the provision for an executive who would otherwise not qualify for a full accrual at the SERP’s normal retirement age of 65 because his or her years of service are less than the required 25 years of service.

2012 Non-Qualified Deferred Compensation

Deferred Incentive Compensation Plan No. 2
Name	Executive Contributions in 2012 ($)	Registrant Contributions in 2012 ($)	Aggregate Earnings in 2012[1] ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance as of December 31, 2012[2] ($)
Thomas W. Swidarski	—	—	—	—	—
Bradley C. Richardson	—	—	37,188	—	700,735
Charles E. Ducey, Jr.	—	1,345	1,065	—	45,691
George S. Mayes, Jr.	—	—	—	—	—
Frank A. Natoli, Jr.	—	—	—	—	—
Leslie A. Pierce	—	—	—	—	—
___________________________________

[1]
This amount represents aggregate earnings (or losses) on cash deferrals, as well as dividends on deferred common shares. This amount is not reflected above in the “2012 Summary Compensation Table” as it is not considered preferential or above-market earnings on deferred compensation.

[2]
This column reflects the balance of all cash deferrals, including dividends on deferred common shares, and the aggregate earnings (or losses) in 2012 on such cash deferrals. As of December 31, 2012, the aggregate balance of all cash deferrals for Mr. Richardson was $700,735 and $9,571 for Mr. Ducey. This column also reflects the value of common shares deferred by Mr. Ducey calculated using the closing price of the common shares of $30.61 as of December 31, 2012. The aggregate number of common shares deferred by Mr. Ducey and reflected in this column was 1,180 shares, with a value as of December 31, 2012, of $36,120. No portion of these amounts are reflected in the “All Other Compensation” column of the “2012 Summary Compensation Table” and no portion of these amounts were previously reported in our Summary Compensation Tables in prior years’ proxy statements.

401(k) Restoration SERP and 401(k) SERP
Name	Executive Contributions in 2012[1] ($)	Registrant Contributions in 2012[2] ($)	Aggregate Earnings in 2012[3] ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance as of December 31, 2012[4] ($)
Thomas W. Swidarski	102,000	30,600	65,336	—	593,588
Bradley C. Richardson	92,991	88,600	23,800	—	490,507
Charles E. Ducey, Jr.	72,656	15,626	21,268	—	233,545
George S. Mayes, Jr.	44,841	90,641	62,767	—	712,118
Frank A. Natoli, Jr.	32,305	14,354	4,004	—	63,985
Leslie A. Pierce	110,351	4,513	7,771	—	144,867
___________________________________

[1]
These amounts are included in the “Salary” column of the “2012 Summary Compensation Table.” For Ms. Pierce, this number also includes contributions she made from a cash bonus award she received in February 2012 based on 2011 performance, which is not included in the “2012 Summary Compensation Table.”

[2]
These amounts are included in the “All Other Compensation” column of the “2012 Summary Compensation Table” and include amounts contributed in 2012 for the 2012 plan year under the 401(k) Restoration SERP, as well as amounts contributed in 2013 for the 2012 plan year under the 401(k) SERP.

[3]
These amounts represent aggregate earnings (or losses) on executive and registrant contributions. These amounts are not reflected in the “2012 Summary Compensation Table,” as they are not considered preferential or above-market earnings on deferred compensation.

[4]
This column reflects the balance of all contributions and the aggregate earnings (or losses) on such contributions. No portion of this amount is reflected in the “All Other Compensation” column or the “Salary” column of the “2012 Summary Compensation Table” except current-year Registrant Contributions and Executive Contributions, respectively.

Non-Qualified Deferred Compensation Plans
Deferred Incentive Compensation Plan No. 2
Pursuant to our 1992 Deferred Incentive Compensation Plan, certain executives, including the Named Executive Officers, were able to defer cash bonuses received under our Annual Cash Bonus Plan and performance share awards earned under the 1991 Plan. Effective December 31, 2004, as a result of the passage by Congress of the American Jobs Creation Act of 2004, we elected to freeze the 1992 Deferred Incentive Compensation Plan and closed the plan to future deferrals. Effective January 1, 2005, the Board approved the Deferred Incentive Compensation Plan No. 2, which is substantially similar to the 1992 Deferred Incentive Compensation Plan in all material respects, but was designed to be administered in accordance with Section 409A of the Internal Revenue Code.
Under the Deferred Incentive Compensation Plan No. 2, an executive may defer all or a portion of his or her annual cash bonus or performance share earnout. Deferral elections for cash bonuses must be made prior to the end of the year preceding the year in which such bonuses would be earned (and payable in the following year). Deferral elections for performance shares must be made at least six months prior to the end of the three-year performance period specified in the grant. Mr. Richardson is the only Named Executive Officer who deferred any incentive compensation for 2012 under the Deferred Incentive Compensation Plan No. 2.
Deferrals of performance shares are treated as a line-item in the executive’s deferred account with us; however, the earnings on the performance shares (dividends and interest) are invested in the same manner as deferrals of cash compensation. The Vanguard Group administers our cash deferrals. As such, cash deferrals are transferred to Vanguard on a quarterly basis, and the executive may invest such cash deferrals in any funds available under our 401(k) plan (except that the Vanguard Prime Money Market Fund is not available in our 401(k) plan). The table below shows the funds available under the deferred compensation plans and their annual rate of return for the year ended December 31, 2012, as reported by Vanguard.

Name of Fund	Rate of Return	Name of Fund	Rate of Return
Vanguard Prime Money Market Fund	.04%	Vanguard Target Retirement 2050	15.58%
Loomis Sayles Bond Fund	15.13%	Vanguard Target Retirement 2055	15.58%
Vanguard Total Bond Market Index Fund	4.05%	Vanguard Target Retirement 2060	—%
Vanguard STAR Fund	13.79%	Loomis Sayles SmC VI Fund	16.34%
Vanguard Target Retirement Income	8.23%	Vanguard 500 Index Fund	15.82%
Vanguard Target Retirement 2010	10.12%	Vanguard Explorer Fund	14.89%
Vanguard Target Retirement 2015	11.37%	Vanguard Mid-Cap Index Fund	15.80%
Vanguard Target Retirement 2020	12.35%	Vanguard Selected Value Fund	15.25%
Vanguard Target Retirement 2025	13.29%	Vanguard U.S. Growth Fund	18.43%
Vanguard Target Retirement 2030	14.24%	Vanguard Windsor II Fund	16.72%
Vanguard Target Retirement 2035	15.16%	Oppenheimer Developing Markets Fund	20.85%
Vanguard Target Retirement 2040	15.56%	Vanguard International Growth Fund	20.01%
Vanguard Target Retirement 2045	15.58%	Vanguard International Value Fund	20.18%
		Diebold, Incorporated Stock	5.02%
Executives deferring under the Deferred Incentive Compensation Plan No. 2 select their period of deferral and method of payment at the time of making their deferral elections. Executives may elect to defer their payments until a specified date or until the date they cease to be an associate of the company. Further, the executives may elect to receive their distribution either as a lump sum or in approximately equal quarterly installments, not to exceed 40 installments.
401(k) Restoration SERP
The 401(k) Restoration SERP is designed to replace lost retirement benefits due solely to IRS compensation limits. Benefits under this plan are determined exactly as in our 401(k) Plan except that compensation limits are ignored. Named Executive Officers are permitted to elect to defer compensation above the annual IRS limit and we provide a matching contribution at the same rate as under the 401(k) Plan. Vanguard administers the 401(k) Restoration SERP. Both the salary deferrals and our matching contributions are transferred to Vanguard and the executive may invest in any funds available under our Deferred Incentive Compensation Plan No. 2 (except the Vanguard Prime Money Market fund, as noted above).
401(k) SERP
The 401(k) SERP is designed to provide supplemental retirement benefits to executives hired after July 1, 2003, because those executives are not eligible to participate in the Qualified Retirement Plan and Pension SERP. Each year the executive is provided a contribution based upon a points formula (age plus service) as follows:

Points	Contribution Credit
Under 50	5%
50-59	10%
60-69	12.5%
70-79	15%
80 and over	20%
Vanguard administers the 401(k) SERP. Our contributions are transferred to Vanguard and the executive may invest the contributions in any investment funds available under our 401(k) Restoration SERP. The 401(k) SERP includes the Vanguard PRIMECAP Fund with a 2012 annual rate of return of 15.27%.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
The amount of compensation payable to each Named Executive Officer upon voluntary or involuntary termination (with and without cause), retirement, death, disability or in the event of a change-in-control (with and without termination) is described qualitatively in the following narrative and is shown quantitatively in the table below. The amounts shown assume that such termination or change-in-control was effective as of December 31, 2012, and include amounts earned through such time and are estimates of the amounts that would be paid out to the executives upon his or her termination or change-in-control. The actual amounts to be paid out can only be determined at the time of each Named Executive Officer’s separation, and accordingly, amounts shown for Ms. Pierce reflect those actually paid as a result of her stepping down in April 2012.

Payments Made Upon Termination
Voluntary or Involuntary With Cause
Whether a Named Executive Officer’s employment terminates voluntarily or terminates involuntarily with cause, he or she is only entitled to base salary earned through the date of termination, along with any deferred compensation earnings payable upon separation from service and any benefits that have accrued under our Qualified Retirement Plan, and any SERP or 401(k) plan (except that no employer-paid SERP benefits are payable in the event of involuntary termination with cause). The Qualified Retirement Plan benefit, under both termination scenarios, and the SERP benefit, if termination is voluntary, is determined as described in “2012 Pension Benefits” above. If termination is voluntary, the values shown reflect the present value of the normal retirement benefit (at age 65) for the Qualified Retirement Plan, Pension SERP and Pension Restoration SERP. Note that the two nonqualified defined benefit plans specify the timing and form of payment (based on known participant elections). For Ms. Pierce, we have included the value of the Pension Restoration SERP payable January 1, 2014 when she is eligible to receive her benefit under her election form of payment of a 100% joint and survivor annuity due to her stepping down on April 18, 2012. Ms. Pierce was paid a lump sum equal to the value of her Qualified Retirement Plan benefit in December 2012, as part of a one-time window for eligible terminated vested participants to elect a lump sum. No additional benefits are payable from the Qualified Retirement Plan to Ms. Pierce.
If termination is involuntary with cause, only the portion of the 401(k) Restoration Plan benefit derived from employee contributions is payable to the Named Executive Officer. The entire 401(k) SERP balance is forfeited if termination is involuntary with cause. The 401(k) SERP and 401(k) Restoration SERP balances are not payable until the Named Executive Officer attains age 55.
Pursuant to the Severance Policy discussed in more detail above under “Compensation Discussion and Analysis,” a voluntary termination by a Named Executive Officer will be deemed a constructive termination thereby entitling him or her to the payments and benefits discussed below under “Involuntary Without Cause” upon the occurrence of any of the following events without the Named Executive Officer’s express written consent:

•	A material reduction in the amount of the executive’s then current base salary or target bonus;

•	We require the executive to change his or her principal location of work to any location which is in excess of 50 miles from his or her previous location of work;

•	Our failure to obtain in writing the obligation to perform or be bound by the terms of the Severance Policy by any successor company or any purchaser of all or substantially all of our assets; or

•	Any other action or inaction by us that constitutes a material breach of the terms and conditions of the Severance Policy.

Involuntary Without Cause
If a Named Executive Officer is involuntarily terminated without cause, or a voluntary termination is deemed a constructive termination, pursuant to the Severance Policy, in addition to the foregoing, he or she is entitled to the following (subject to a general release of claims and acknowledgment of the executive’s confidentiality and non-competition obligations):

•
A lump sum payment equal to one and one-half times base salary in effect on the date of termination and target bonus opportunity under our Annual Cash Bonus Plan in the year of termination (for Mr. Swidarski, two times base salary and target bonus);

•
A pro-rata award under our Annual Cash Bonus Plan, based upon the time employed in the year of termination, to the extent such awards are otherwise earned, payable when such awards are generally paid to others;

•
Continued participation in all of our employee health and welfare benefit plans for a period of one and one-half years (for Mr. Swidarski, two years), or the date he or she receives equivalent coverage from a subsequent employer, excluding perquisites and any qualified or non-qualified pension or 401(k) plans;

•
All outstanding unvested options immediately vest and remain exercisable for a period of three months following the date of termination (pursuant to Mr. Swidarski’s employment agreement, his options remain exercisable for 2 years following separation of employment);

•	All outstanding RSUs vest pro-rata based upon the time employed in the year of termination relative to the deferral period of the RSUs;

•
Pro-rata performance share earnouts, based upon the time employed in the year of termination relative to the performance period, to the extent such awards are earned, payable when such awards are generally paid to others;

•	A Qualified Retirement Plan benefit using the plan provisions as described in “2012 Pension Benefits” above; and

•	Professional outplacement services for up to two years.
The Pension SERP, Pension Restoration SERP, 401(k) SERP and 401(k) Restoration SERP do not provide any additional benefits upon an involuntary termination. The Named Executive Officer is only entitled to a SERP benefit if he or she otherwise qualifies for a normal, early or deferred vested SERP benefit at termination. For Messrs. Swidarski and Ducey, the values shown reflect the present value of the normal retirement benefit (at age 65) for the Qualified Retirement Plan, Pension SERP and Pension Restoration SERP. Note that the two nonqualified defined benefit plans specify the timing and form of payment (based on known participant elections). However, due to the forms of payment being actuarially equivalent and the absence of early retirement subsidies, this calculation approach is reasonable.
For Ms. Pierce, as a result of her stepping down from the Company effective as of April 18, 2012, we have included the value of the Pension Restoration SERP payable January 1, 2014 when she is eligible to receive her benefit under her elected form of payment of a 100% joint and survivor annuity. Ms. Pierce was paid a lump sum equal to the value of her Qualified Retirement Plan benefit in December 2012, as part of a one-time window for eligible terminated vested participants to elect a lump sum. No additional benefits are payable from the Qualified Retirement Plan to Ms. Pierce.
For all Named Executive Officers, we have included the value of their vested nonqualified defined contribution balances, footnoting that these amounts are not payable until the Named Executive Officer attains age 55. For information related to the departures of Messrs. Swidarski and Ducey in early 2013, see “Employment and Separation Agreements” above.

Payments Made Upon Retirement
In the event of the retirement of a Named Executive Officer at or after the earliest voluntary retirement age, in addition to the benefits identified above under “Voluntary or Involuntary With Cause,” he or she is entitled to the following:

•	All outstanding unvested options immediately vest if the Named Executive Officer had attained the age of 65 and completed five or more years of continuous employment;

•	All outstanding RSUs awarded prior to 2007 immediately vest and become nonforfeitable;

•	All outstanding RSUs awarded after 2006 immediately vest and become nonforfeitable if the Named Executive Officer had attained the age of 65 and completed five or more years of continuous employment;

•
All outstanding RSUs awarded after 2006 vest pro-rata based upon the time employed in the year of termination relative to the deferral period of the RSUs, if the sum of the Named Executive Officer’s age and years of continuous employment equals or exceeds 70; and

•	Pro-rata performance share earnouts, as described above.

For the Qualified Retirement Plan, Pension SERP and Pension Restoration SERP, we have included the value of those benefits which are immediately payable if the Named Executive Officer were to retire as of December 31, 2012 and satisfy the retirement eligibility conditions. In 2012, Messrs. Swidarski and Ducey were able to retire under the terms of Diebold’s defined benefit plans. The amounts shown for Messrs. Swidarski and Ducey also include the value of their respective vested nonqualified defined contribution balances. Retirement eligibility is age 55 under the 401(k) SERP and the 401(k) Restoration SERP. For Messrs. Richardson, Mayes and Natoli, and Ms. Pierce, we have only included the value of their respective vested nonqualified defined contribution balances, which such amounts are not payable until the Named Executive Officer attains age 55.

Payments Made Upon Death or Disability
In the event of the death or disability of a Named Executive Officer, the Named Executive Officer or his or her estate or beneficiaries would receive the same equity benefits indicated above under “Payments Made Upon Retirement,” except that all outstanding and unvested options and RSUs, regardless of when awarded, would immediately vest and become nonforfeitable. In addition, the Named Executive Officer or his or her estate or beneficiaries would receive benefits under our disability plan or payments under our group term life insurance plan or any supplemental life insurance plan, as appropriate.
Named Executive Officers who die while actively employed are eligible for surviving spouse benefits from the Qualified Retirement Plan payable at the Named Executive Officer’s normal retirement date (or on an actuarially reduced basis at an early retirement date) if the Named Executive Officer had at least five years of service. The benefit is equal to 50% of the benefit payable if the Named Executive Officer terminated employment on the date of his death, survived to the payment date as elected by his or her spouse, and elected to begin receiving the 50% joint and survivor form of payment. Benefits payable to the surviving spouse upon death of the Named Executive Officer from the Pension SERP and the Pension Restoration SERP are payable at the later of the executive’s early retirement date or date of death. For the Pension SERP, the death benefit is equal to the benefit that would have been payable to the Named Executive Officer if he or she terminated employment on the date of death and survived to his or her first payment date. Named Executive Officers must have ten years of service at the time of death for death benefits to be payable under the Pension SERP. For the Pension Restoration SERP, the death benefit is equal to 50% of the benefit, actuarially adjusted for the difference in age between the Named Executive Officer and spouse, that would have been payable to the executive if he or she terminated employment on the date of death and survived to his or her first payment date. Named Executive Officers must have five years of service at the time of death for death benefits to be payable under the Pension Restoration SERP. The 401(k) SERP and 401(k) Restoration SERP pay a death benefit equal to the executive’s plan account if the executive had ten years of service and three years of service, respectively.
Disability benefits are payable immediately on an unreduced basis from the Qualified Retirement Plan based on service at the date of disability if the Named Executive Officer had at least 15 years of service and was determined to be totally and permanently disabled. Disability benefits under the Pension SERP, Pension Restoration SERP, and 401(k) SERP are payable immediately on an unreduced basis for disability after the Named Executive Officer has at least 15 years of service. Disability benefits under the 401(k) Restoration SERP are payable immediately on an unreduced basis.
For the defined benefit plans, we have shown the present value of the death benefits payable to the Named Executive Officer’s spouse in case of the Named Executive Officer’s death as of December 31, 2012. For the Qualified Retirement Plan, Pension SERP and Pension Restoration SERP, values shown reflect the present value of the normal retirement benefit (at age 65).
Under the disability scenario for the defined benefit plans, we have reflected the present value of the immediately payable benefit if the Named Executive Officer is eligible for disability as of the measurement date. In determining the value of the disability benefits, we used the 1985 Pension Disability Mortality Table and the assumptions noted under “Present Value of Accumulated Benefits” above.
For both the death and disability scenarios, for all Named Executive Officers, we have included the value of their vested nonqualified defined contribution balances which are payable immediately.
Mr. Swidarski
Pursuant to Mr. Swidarski’s employment agreement, in the event of his death in 2012, in addition to the benefits identified above, he was entitled to the following:

•	Base salary through the end of the month in which death occurs; and

•	A pro-rata award under our Annual Cash Bonus Plan, as described above.
In the event of his permanent and total disability, in 2012, in addition to the benefits identified above, he would also have been entitled to the following:

•	Disability benefits in accordance with the long-term disability program in effect for our senior executives, which in no event will provide him with less than 60% of his base salary to age 65;

•	Base salary through the end of the month in which disability benefits commence;

•	A pro-rata award under our Annual Cash Bonus Plan, as described above; and

•	Continued participation in our employee health and welfare benefit plans for a period of 36 months, excluding perquisites and any qualified or non-qualified pension or 401(k) plans.

Payments Made Upon a Change-in-Control or Termination Following a Change-in-Control
In the event of a change-in-control, pursuant to the terms of the applicable equity compensation agreements, each Named Executive Officer is automatically entitled to the following benefits:

•	All outstanding unvested options awarded prior to September 2009 immediately vest; and

•	All outstanding RSUs awarded prior to September 2009 immediately vest and become nonforfeitable.
For all equity compensation agreements entered into after September 2009, the foregoing benefits would immediately vest only in the event the Named Executive Officer’s employment is terminated without cause following a change-in-control or if the Named Executive Officer terminates his or her own employment under the circumstances identified below.
In addition to the aforementioned benefits, pursuant to the change-in-control agreements described previously, if a Named Executive Officer’s employment is terminated without cause within three years following a change-in-control or if the Named Executive Officer terminates his or her employment within such time under the constructive termination circumstances identified below, in addition to the benefits indicated above, the Named Executive Officer is entitled to the following benefits:

•	A lump sum payment equal to two times base salary (for Mr. Swidarski, three times base salary), as in effect on the date of termination; and

•
Continued participation in all of our employee retirement income, health and welfare benefit plans, including executive perquisites (or substantially similar plans) for a period of 12 months, excluding any equity compensation plans, with such benefits period being considered service for purposes of service credits under any of our qualified or non-qualified retirement plans (except that the continued service credit under any qualified plan shall be paid for by us).

For purposes of both the equity compensation agreements and the change-in-control agreements, a change-in-control is deemed to occur upon any of the following events:

•
We are merged, consolidated or reorganized with another company, and as a result, less than a majority of the combined voting power of the then-outstanding securities is held by our shareholders of record immediately prior to such transaction;

•
We sell or otherwise transfer all or substantially all of our assets, and as a result, less than a majority of the combined voting power of the then-outstanding securities is held by our shareholders of record immediately prior to such transaction;

•
There is a report filed with the SEC disclosing that any person or entity has become the beneficial owner of 20% or more of the combined voting power of our then-outstanding securities (except that for equity compensation agreements entered into after September 2009, the applicable beneficial ownership threshold is 30%);

•
We file a current report or proxy statement with the SEC disclosing that a change-in-control has or may have occurred or will or may occur in the future pursuant to any then-existing contract or transaction; or

•
If, during any period of two consecutive years, directors at the beginning of such period cease to constitute at least a majority of the board, unless the election or nomination for election of each director first elected during the period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

Further, for purposes of the equity compensation agreements entered into after September 2009 and the change-in-control agreements, a voluntary termination by a Named Executive Officer upon a change-in-control will be deemed a constructive termination by us upon the occurrence of any of the following events:

•	Failure to elect, re-elect or otherwise maintain the executive in the offices or positions held prior to the change-in-control;

•
A significant adverse change in the nature or scope of the authorities, powers, functions, responsibilities or duties attached to the position held by the executive, or a reduction in his aggregate compensation or employee benefit plans;

•
A good faith determination by the executive that the change-in-control has rendered him or her substantially unable to carry out or has substantially hindered his or her ability to perform any of the authorities, powers, functions, responsibilities or duties attached to the position he or she held prior to the change-in-control;

•
We liquidate, dissolve, merge, consolidate or reorganize or transfer all or a significant portion of our business or assets, unless the successor has assumed all duties and obligations of the change-in-control agreements; or

•
We relocate and require the executive to change his or her principal location of work to any location which is in excess of 25 miles from his or her previous location of work, or requires the executive to travel significantly more than was previously required.

For purposes of calculating the retirement benefits payable when a change-in-control occurs with termination, each Named Executive Officer actively employed as of December 31, 2012 is entitled to the following:

•
A Qualified Retirement Plan benefit determined using the plan provisions as described in “2012 Pension and Retirement Benefits” above plus an additional year of service and pay (base plus target bonus) in the benefit determination;

•	A Pension SERP benefit based on the formula applicable for normal retirement including an additional 12 months of service and pay (base plus target bonus);

•	A Pension Restoration SERP benefit based upon the formula applicable for normal retirement including an additional 12 months of service and pay (base plus target bonus);

•
A Qualified 401(k) Plan benefit determined using the plan provisions as described in “Payments Made Upon Retirement” above plus an additional year of service and pay (base plus target bonus) in the benefit determination based upon the 401(k) Plan formula effective for 2013, however, the value of such benefit is paid from the 401(k) Restoration SERP;

•	A 401(k) Restoration SERP benefit with the extra year of service based upon the 401(k) Plan formula effective for 2013; and

•	A 401(k) SERP benefit including an additional 12 months of service and pay (base plus target bonus).
For the Qualified Retirement Plan, the Pension SERP and the Pension Restoration SERP, we have reflected the present value of the accrued benefit payable at normal retirement (including the additional year of service and pay as noted above). Under the terms of the defined benefit SERPs, these benefits are payable at the later of the executive’s early retirement date or the date of a change-in-control with termination.
For the 401(k) SERP and the 401(k) Restoration SERP, the change-in-control trigger provides for the immediate vesting of all defined contribution balances. These balances are not payable to the Named Executive Officer until he has attained at least age 55 under the terms of the nonqualified defined contribution plans. The change-in-control amount set forth in the “Post-Termination Payments Table” below was based on the updated target bonus percentage for Mr. Mayes of 80% of salary for 2013.
Each of the change-in-control agreements with the Named Executive Officers is substantially similar. A form of these amended and restated agreements was filed as Exhibit 10.1 to our Annual Report on Form 10-K for the year ended December 31, 2008.

Effect of Certain Tax Regulations on Payments
Effect of Excise Tax on Parachute Payments
Under our existing change-in-control agreements as in effect for the Named Executive Officers, if any amount or benefit paid under the agreement, taken together with any amounts or benefits otherwise paid to the executives under any other agreement, are deemed to be “excess parachute payments” subject to excise tax under Sections 280G and 4999 of the Internal Revenue Code, we will reimburse the executive for the excise tax and any additional income, employment and excise taxes incurred on the gross-up payment. Any future change-in-control agreements will not include excise tax gross-ups.

Effect of Section 409A on Timing of Payments
With respect to any severance amounts payable to our executives, any amounts that are not exempt from Section 409A of the Internal Revenue Code will be subject to the required six-month delay in payment after termination of service, provided that the executive is deemed a “specified employee” for purposes of Section 409A at the time of termination of service.

Post-Termination Payments Table

Name	Compensation Components	Voluntary ($)	Involuntary with Cause ($)	Involuntary w/o Cause ($)	Retirement ($)	Death ($)	Disability ($)	Change in Control ($)	Change in Control w/ Termination ($)
Thomas W. Swidarski*	Salary/Bonus	—	—	3,360,000	—	—	—	—	2,520,000
	Accelerated Long-Term Incentives:
	Stock options	—	—	1,321,441	—	1,321,441	1,321,441	1,321,441	1,321,441
	Performance shares[1]	1,809,914	—	1,809,914	1,809,914	1,809,914	1,809,914	3,313,533	3,313,533
	RSUs	2,205,742	—	2,205,742	2,205,742	3,198,745	3,198,745	3,198,745	3,198,745
	Retirement Benefits:
	Qualified Retirement Plan/SERP[2]	4,845,778	855,218	4,485,778	3,708,852	4,215,065	5,574,269	—	5,128,142
	Other Benefits[3]	—	—	50,042	—	—	52,563	—	133,200
	280G Excise Tax and Gross-up4	—	—	—	—	—	—	—	3,189,669
	Total:	8,861,434	855,218	13,232,917	7,724,508	10,545,165	11,956,932	7,833,719	18,804,730
Bradley C. Richardson	Salary/Bonus	—	—	1,748,425	—	—	—	—	999,100
	Accelerated Long-Term Incentives:
	Stock options	—	—	193,650	—	193,650	193,650	193,650	193,650
	Performance shares[1]	—	—	366,097	—	366,097	366,097	702,500	702,500
	RSUs	—	—	270,631	—	550,980	550,980	550,980	550,980
	Retirement Benefits:
	Qualified Retirement Plan/SERP[2]	294,391	132,826	294,391	294,391	294,391	294,391	600,234	600,234
	Deferred Compensation Plan[5]	700,735	700,735	700,735	700,735	700,735	700,735	700,735	700,735
	Other Benefits[3]	—	—	47,570	—	—	—	—	37,535
	280G Excise Tax and Gross-up4	—	—	—	—	—	—	—	1,202,375
	Total:	995,126	833,561	3,621,499	995,126	2,105,853	2,105,853	2,748,099	4,987,109
Charles E. Ducey, Jr.*	Salary/Bonus	—	—	1,008,845	—	—	—	—	768,644
	Accelerated Long-Term Incentives:
	Stock options	—	—	62,775	—	62,775	62,775	62,775	62,775
	Performance shares[1]	403,092	—	403,092	403,092	673,420	673,420	673,420	673,420
	RSUs	234,418	—	234,418	234,418	234,418	234,418	693,317	693,317
	Retirement Benefits:
	Qualified Retirement Plan/SERP[2]	2,931,633	917,168	2,931,633	2,393,985	1,550,091	2,748,751	—	2,939,277
	Deferred Compensation Plan[5]	45,691	45,691	45,691	45,691	45,691	45,691	—	45,691
	Other Benefits[3]	—	—	35,264	—	—	—	—	37,765
	280G Excise Tax and Gross-up4	—	—	—	—	—	—	—	—
	Total:	3,614,834	962,859	4,721,718	3,077,186	2,566,395	3,765,055	1,429,512	5,220,889
George S. Mayes, Jr.	Salary/Bonus	—	—	1,073,086	—	149,093	149,093	—	853,087
	Accelerated Long-Term Incentives:
	Stock options	—	—	42,300	—	42,300	42,300	42,300	42,300
	Performance shares[1]	—	—	259,875	—	259,875	259,875	479,047	479,047
	RSUs	—	—	382,504	—	642,810	642,810	642,810	642,810
	Retirement Benefits:
	Qualified Retirement Plan/SERP[2]	205,142	153,344	205,142	205,142	205,142	205,142	—	811,654
	Other Benefits[3]	—	—	34,820	—	—	—	—	37,469
	280G Excise Tax and Gross-up4	—	—	—	—	—	—	—	—
	Total:	205,142	153,344	1,997,727	205,142	1,299,220	1,299,220	1,164,157	2,866,367

Name	Compensation Components	Voluntary ($)	Involuntary with Cause ($)	Involuntary w/o Cause ($)	Retirement ($)	Death ($)	Disability ($)	Change in Control ($)	Change in Control w/ Termination ($)
Frank A. Natoli, Jr.	Salary/Bonus	—	—	644,773	—	117,283	117,283	—	586,163
	Accelerated Long-Term Incentives:
	Stock options	—	—	11,190	—	11,190	11,190	11,190	11,190
	Performance shares[1]	—	—	247,370		552,511	552,511	552,511	552,511
	RSUs	—	—	125,620		125,620	125,620	255,594	255,594
	Retirement Benefits:
	Qualified Retirement Plan/SERP[2]	63,985	43,586	63,985	63,985	63,985	63,985	—	78,335
	Other Benefits[3]	—	—	33,053	—	—	—	—	12,035
	280G Excise Tax and Gross-up4	—	—	—	—	—	—		444,620
	Total:	63,985	43,586	1,125,991	63,985	870,589	870,589	819,295	1,940,448
Leslie A. Pierce[6]	Salary/Bonus	—	—	873,471	—	—	—	—	—
	Accelerated Long-Term Incentives:
	Stock options	—	—	123,058	—	—	—	—	—
	Performance shares[1]	—	—	62,169	—	—	—	—	—
	RSUs	—	—	84,777	—	—	—	—	—
	Retirement Benefits:
	Qualified Retirement Plan/SERP[2]	—	—	241,787	—	—	—	—	—
	Other Benefits	—	—	216,529	—	—	—	—	—
	Total:	—	—	1,601,791	—	—	—	—	—
____________________________________

[1]
For purposes of the 2010 to 2012 performance period, the actual payout was 30%. For the 2011 to 2013 and 2012 to 2014 performance periods, payout was assumed to be at target levels. The payouts actually realized by each Named Executive Officer may be lower or higher depending upon the actual level of performance achieved.

[2]
The assumptions used to calculate the value of the Qualified Retirement Plan, Pension SERP and Pension Restoration SERP benefits are consistent with those used to calculate the values above under “2012 Pension and Retirement Benefits.” Further, the Named Executive Officers are assumed to have terminated employment on December 31, 2012 and received the value of their benefits assuming payment begins at normal retirement or immediately, if eligible, at December 31, 2012. The values were determined as of December 31, 2012 based on compensation and service as of that date. In addition, these values represent total values to the Named Executive Officer under the given termination scenario. Retirement eligibility is age 50 with 70 points under the Qualified Pension, the Pension SERP and Pension Restoration SERP, and age 55 under the 401(k) SERP and the 401(k) Restoration SERP. The amounts shown above exclude the Qualified 401(k) Plan information. All of the Named Executive Officers are vested in the 401(k) Restoration SERP. Mr. Richardson is not vested in employer contributions in either the 401(k) Restoration SERP or the 401(k) SERP. Neither Messrs. Mayes nor Richardson is vested in the 401(k) SERP. The value of Ms. Pierce’s Qualified Retirement Plan is excluded due to lump sum payment made in December 2012 totaling $241,787, and includes the present value of the Pension Restoration SERP payable as of January 1, 2014 when Ms. Pierce is eligible for retirement under her elected form of payment.

[3]
“Other Benefits” includes, as applicable, the total value of any other contributions by us on behalf of the Named Executive Officer for retirement income, health and welfare benefit plans, including executive perquisites, which the Named Executive Officer was eligible to receive as of December 31, 2012. For Ms. Pierce, “Other Benefits” also includes accrued vacation and attorneys fees related to her separation agreement, as noted in the “Summary Compensation Table” above.

[4]
Upon a change-in-control of the company, the executive may be subject to certain excise taxes pursuant to Section 280G of the Internal Revenue Code. We have agreed to reimburse the executive for all excise taxes that are imposed on the executive under Section 280G and any income or other taxes that are payable by the executive as a result of any reimbursements for Section 280G taxes. The calculation of the 280G gross-up amount is based upon a 280G excise tax rate of 20%. For purposes of the 280G calculation, it is assumed that no amounts will be discounted as attributable to reasonable compensation and no value will be attributed to the executive executing a non-competition agreement.

[5]	Distribution of the amounts reflected for deferred compensation remains subject to the deferral elections made by the executive, as discussed above under “Non-Qualified Deferred Compensation Plans.”

[6]
Amounts for Ms. Pierce reflect payments actually made pursuant to her separation agreement, as noted in the “Employment and Separation Agreements” above. Specifically, the intrinsic value of her accelerated stock options and pro-rated RSUs have been calculated using the closing market price of the company’s shares on April 18, 2012, the effective date of her separation. The value of her pro-rated performance share awards are reflected in the same manner as the other Named Executive Officers.

REPORT OF AUDIT COMMITTEE
The Audit Committee is currently comprised of Patrick W. Allender, Chair, Bruce L. Byrnes, Mei-Wei Cheng and Alan J. Weber. Each member of the committee is independent as defined in Section 303A.02 of the NYSE corporate governance standards. The primary duties and responsibilities of the committee are (1) to monitor the adequacy of our financial reporting process and systems of internal controls regarding finance, accounting and legal compliance, (2) to monitor the independence and performance of our outside auditors and internal audit department, and (3) to provide an avenue of communication among the outside auditors, management, the internal audit department and the Board. The Board has adopted an Audit Committee Charter, which is available on our web site at http://www.diebold.com.
The Audit Committee has reviewed and discussed with our management and KPMG LLP, our independent registered public accounting firm, the audited financial statements contained in our Annual Report to Shareholders for the year ended December 31, 2012. The Audit Committee has also discussed with our independent registered public accounting firm the matters required to be discussed pursuant to SAS No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.
The Audit Committee has received and reviewed the written disclosures and the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP’s communications with the Audit Committee concerning independence, and has discussed with KPMG LLP its independence. The Audit Committee has also considered whether the provision of non-audit services to us by KPMG LLP is compatible with maintaining its independence.
Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 filed with the SEC.
The foregoing report was submitted by the Audit Committee of the Board and shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A promulgated by the SEC or Section 18 of the Exchange Act.
The Audit Committee:
Patrick W. Allender, Chair
Bruce L. Byrnes
Mei-Wei Cheng
Alan J. Weber

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has again appointed KPMG LLP, our independent registered public accounting firm since 1965, to examine our accounts and other records for the fiscal year ending December 31, 2013. This appointment is being presented to you for ratification at the Annual Meeting. If the shareholders fail to ratify the appointment, the Audit Committee will reconsider its selection.
KPMG LLP has no financial interest, direct or indirect, in us or any of our subsidiaries.
A representative of KPMG LLP is expected to be present at the Annual Meeting, to make a statement if he or she desires and to respond to appropriate questions.

Audit and Non-Audit Fees
The following table shows the aggregate fees billed to us for the annual audit and review of the interim financial statements and other services provided by KPMG LLP for fiscal 2012 and 2011.

	2012	2011
Audit Fees[1]	$3,367,593	$3,979,841
Audit-Related Fees[2]	$178,747	$396,492
Tax Fees[3]	$763,796	$641,370
All Other Fees[4]	$45,000	—
Total	$4,355,136	$5,017,703
___________________________________

[1]
“Audit Fees” consist of fees billed for professional services rendered for the audit of our annual financial statements and the review of the interim financial statements included in quarterly reports and services that are normally provided by KPMG LLP in connection with statutory and regulatory filings.

[2]	“Audit-Related Fees” consist of fees billed related to the remediation of our internal financial controls and our global FCPA review.

[3]
“Tax Fees” consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning, both domestic and international. These services include assistance regarding federal, state and international tax compliance, acquisitions and international tax planning.

[4]
“All Other Fees” consist of fees billed for those services not captured in the audit, audit-related and tax categories. We generally do not request such services from our independent registered public accounting firm; however, for 2012 these fees consist of transaction advisory services for our subsidiary in Turkey.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Our Independent Registered Public Accounting Firm

Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of our independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and non-audit services provided by the independent registered public accounting firm.
These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The Audit Committee has delegated pre-approval authority to Patrick W. Allender, Chair of the Audit Committee (as of January 19, 2013), when expedition of services is necessary, provided that Mr. Allender must report any decisions to pre-approve to the full Audit Committee at its next scheduled meeting. All of the fees included under the categories “Audit-Related Fees,” “Tax Fees” and “All Other Fees” above were pre-approved by the Audit Committee. None of these fees were approved by the Audit Committee after services were rendered pursuant to the de minimis exception established by the SEC.
Recommendation of the Board
The board recommends a vote FOR ratification of the appointment of KPMG LLP as our independent registered public accounting firm.
PROPOSAL 3: ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER
COMPENSATION
In this Proposal 3, as required by Section 14A of the Exchange Act and pursuant to Rule 14a-21(a) promulgated thereunder, we are providing our shareholders the opportunity to cast an advisory (non-binding) vote to approve the compensation paid to the company’s Named Executive Officers, as disclosed in “Compensation Discussion and Analysis” and “Executive Compensation” above, pursuant to the compensation rules of the SEC. While this vote is advisory, and not binding on the company, the Board values the opinions of our shareholders and the Compensation Committee will review the results of the vote and expects to take it into consideration when making future decisions regarding executive compensation. Under current Board policy, the shareholder vote for advisory approval of named executive officer compensation will occur annually. The next such vote will occur at our 2014 Annual Meeting of Shareholders.
“Compensation Discussion and Analysis” and “Executive Compensation” describe our executive compensation program and the decisions and rationale of our Compensation Committee. Our executive pay program is designed to enable us to attract, retain and motivate high quality executives who will provide dynamic leadership to the company and are instrumental to the success of the company. We emphasize performance-based variable pay through a mix of base salary, annual cash bonuses and long-term incentives and seek to provide total pay that is commensurate with our performance and competitive with our peer group. Accordingly, we are asking our shareholders to vote FOR the following resolution:
“RESOLVED, that the compensation of the named executive officers of the company as disclosed pursuant to the compensation rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby APPROVED.”
Recommendation of the Board
The Board recommends that you indicate your approval of the company’s named executive officer compensation by voting FOR Proposal 3.
SHAREHOLDERS SHARING THE SAME ADDRESS
Some banks, brokers and other intermediaries engage in the practice of “householding” our proxy statements and annual reports. This means that, if shareholders within the same household request a physical copy of our proxy statement and annual report, only one copy may be sent to that household unless the shareholders specifically request to receive multiple copies. We will promptly deliver a separate copy of our Annual Report on Form 10-K for the year ended December 31, 2012 or this proxy statement to you if you share an address subject to householding. Please contact our Secretary at 5995 Mayfair Road, P.O. Box 3077, North Canton, Ohio 44720-8077 or (330) 490-4000.
Please contact your bank, broker or other intermediary if you wish to receive individual copies of our proxy materials in the future. Please contact your bank, broker or other intermediary, or our Corporate Secretary as provided above if members of your household are currently receiving individual copies and you would like to receive a single household copy for future meetings.

EXPENSES OF SOLICITATION
The cost of soliciting the proxies will be paid by the company. In addition to solicitation by mail, some of our directors, officers and employees, without extra compensation, may conduct additional solicitations by telephone, facsimile and personal interviews. We may also enlist, at our own cost, the assistance of banks, bankers and brokerage houses in additional solicitations of proxies and proxy authorizations, particularly from those of their clients or customers whose shares are not registered in the clients’ or customers’ own names. Brokers, bankers, etc., will be reimbursed for out-of-pocket and reasonable clerical expenses incurred in obtaining instructions from beneficial owners of the common shares. It is estimated that the expense of such special solicitation will be nominal. In addition, Innisfree M&A Incorporated, New York, New York, has been retained to assist in the solicitation of proxies for an estimated fee of $15,000.

SHAREHOLDER PROPOSALS
We must receive by November 11, 2013 any proposal of a shareholder intended to be presented at our 2014 Annual Meeting of Shareholders and to be included in our proxy, notice of meeting and proxy statement related to the 2014 Annual Meeting pursuant to Rule 14a-8 under the Exchange Act. Such proposals should be submitted to our Corporate Secretary at our principal executive office by certified mail, return receipt requested.
Notice of proposals of shareholders submitted outside the processes of Rule 14a-8 under the Exchange Act, including nominations of directors, which a shareholder intends to present at our 2014 Annual Meeting, but which will not be included in our proxy, notice of meeting and proxy statement related to the 2014 Annual Meeting, or non-Rule 14a-8 proposals, must be received by us at our principal executive office on or between December 11, 2012 and January 10, 2014 (or, if the 2014 Annual Meeting is held more than 30 days prior to or after April 25, 2014, not later than the close of business on the later of the 90th day prior to the 2014 Annual Meeting or the 10th day following the day on which public announcement of the date of the 2014 Annual Meeting is first made), or such proposals will be considered untimely under the advance notice provisions of our code of regulations.
Non-Rule 14a-8 proposals must comply with certain provisions of our code of regulations. Our proxy related to the 2014 Annual Meeting will give discretionary authority to the Proxy Committee to vote with respect to all non-Rule 14a-8 proposals properly brought before the 2014 Annual Meeting.

OTHER MATTERS
We are not aware of any matters to be presented at the 2013 Annual Meeting other than the matters set forth herein. Should any other matters be presented for a vote of the shareholders, the proxy in the enclosed form confers discretionary voting authority upon the Proxy Committee. In accordance with the provisions of Ohio Revised Code, the Board has appointed inspectors of elections to act at the 2013 Annual Meeting.

For information on how to obtain directions to be able to attend the 2013 Annual Meeting and vote in person, please see the directions at the end of this proxy statement or contact our Corporate Secretary at 5995 Mayfair Road, P.O. Box 3077, North Canton, Ohio 44720-8077 or (330) 490-4000.
By Order of the Board of Directors

Chad F. Hesse
Vice President, General Counsel and Secretary
Canton, Ohio
March 13, 2013

Directions to Sheraton Suites
1989 Front Street, Cuyahoga Falls, Ohio 44221
From Akron-Canton Regional Airport
Take Interstate 77 North to Route 8 North. Proceed on Route 8 North and take the Broad Boulevard Exit. Turn left onto Broad Boulevard. The hotel is located on the left, at the corner of Front Street and Broad Boulevard.

From Youngstown (East)
Take Interstate 76 West to Route 8 North. Proceed on Route 8 North and take the Broad Boulevard Exit. Turn left onto Broad Boulevard and turn left again onto Front Street. The hotel is located on the left.

From Cleveland Hopkins International Airport
Take Route 71 South to the Ohio Turnpike (80 East). Proceed on the Ohio Turnpike to Exit 180 (Route 8 South). Continue on Route 8 South to the Broad Boulevard Exit. Turn right on Broad Boulevard and then turn left on Front Street. The hotel is on the left.

From Columbus (West)
Take Interstate 71 North to Interstate 76/224 East. Continue for approximately 20 miles to the 277/224 East/Canton Exit. Follow Route 77 to Exit 4B, Akron “Exit Only.” Within one mile follow Exit 125A, Route 8 North. Exit at Broad Boulevard and turn left to the hotel.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

DIEBOLD, INCORPORATED 5995 MAYFAIR ROAD PO. BOX 3077 NORTH CANTON, OH 44720-8077
Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR each of the following nominees:
		☐	☐	☐
1. Election of Directors
Nominees
01 Patrick W. Allender	02 Roberto Artavia	03 Bruce L. Byrnes		04 Phillip R. Cox	05 Richard L. Crandall
06 Gale S. Fitzgerald	07 Robert S. Prather, Jr.	08 Rajesh K. Soin		09 Henry D. G. Wallace	10 Alan J. Weber

The Board of Directors recommends you vote FOR proposals 2. and 3.						For	Against	Abstain
2. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year 2013;						☐	☐	☐
3. To approve, on an advisory basis, named executive officer compensation.						☐	☐	☐
NOTE: The Common Shares represented by this proxy will be voted by the Proxy Committee, as recommended by the Board of Directors, unless otherwise specified. The Board of Directors recommends a vote “FOR” these items.

Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such.

Signature [PLEASE SIGN WITHIN BOX]				Date				Date

PLEASE VOTE TODAY

PLEASE VOTE TODAY
SEE REVERSE SIDE
FOR THREE EASY WAYS TO VOTE!

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com.

DIEBOLD, INCORPORATED

This Proxy is Solicited on Behalf of the Board of Directors
The undersigned hereby appoints Henry D.G. Wallace and Bradley C. Richardson, and each of them, as the Proxy Committee, with full power of substitution, to represent and to vote all the Common Shares of Diebold, Incorporated held of record by the undersigned on February 25, 2013, at the annual meeting of shareholders which will be held at the Sheraton Suites, 1989 Front Street, Cuyahoga Falls, Ohio 44221 (directions available in the proxy statement) on April 25, 2013 at 11:30 a.m. EDT, or at any adjournment or postponement thereof, as indicated on the reverse side. This card also constitutes your voting instructions for any and all shares held of record by Wells Fargo Bank, N.A. for the account in the Dividend Reinvestment Plan.

This proxy covers all shares for which the undersigned has the right to give voting instructions to Vanguard Fiduciary Trust Company, Trustee of the DIEBOLD, INCORPORATED 401(K) SAVINGS PLAN #091971 and the DIEBOLD, INCORPORATED 401(K) SAVINGS PLAN FOR PUERTO RICO ASSOCIATES #095760. This proxy, when properly executed, will be voted as directed. If no direction is given to the Trustee by 5:30 p.m. EDT on April 23, 2013 the Trustee will vote your shares held in the Plans.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The Proxy Committee cannot vote the shares unless you sign and return this Card. In its discretion, the Proxy Committee is authorized to vote upon such other business as may properly come before the meeting.

Continued and to be signed on reverse side